 Exhibit 2.4

WESTERN ENERGY SERVICES CORP.

Notice of Annual Meeting of Shareholders

to be held on April 27, 2021

MANAGEMENT INFORMATION CIRCULAR

AND PROXY STATEMENT

Dated March 15, 2021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given of the 2021 annual meeting of shareholders (the “Annual Meeting”) of Western Energy Services Corp. ("Western").

Date:     April 27, 2021

Time:     1:30 p.m. (Mountain Time)

Place:     Western’s Head Office - 1700, 215 – 9th Avenue SW, Calgary, Alberta, T2P 1K3

As of the date of this Notice of Annual Meeting of Shareholders, we intend to hold the meeting in person at Western’s corporate head office located at 1700, 215 – 9th Avenue SW, Calgary, Alberta, however we are continuously monitoring the current outbreak of COVID-19. In order to mitigate risks to the health and safety of shareholders, management, and the community at large, the Corporation, with regret, but in accordance with current public health guidelines, discourages shareholders from physically attending the meeting and asks that all shareholders vote by proxy or voting instruction form prior to the meeting. Shareholders will be able to listen to the meeting by way of a conference call scheduled for 1:30 p.m. (Mountain Time) on Tuesday, April 27, 2021. The Annual Meeting will be held for the sole purpose of the matters to be acted upon at the Annual Meeting and no corporate update or investor presentation will be provided. Shareholders may opt to listen to the Annual Meeting via conference call. To participate in the call, dial: 1-888-664-6383 and provide Conference ID: 76921757. Shareholders will be able to ask questions of management via email to ir@wesc.ca at the conclusion of the Annual Meeting. This is not a virtual meeting and as such shareholders cannot vote as part of the conference call. You can vote before the Annual Meeting by mail, internet or telephone by following the instructions on your proxy or voting instruction form. Your instructions must be received by 1:30 p.m. (Mountain time) on April 23, 2021 for your vote to be counted.

The Corporation asks that, in considering whether to attend the Annual Meeting in person, shareholders follow the advice and instructions of the Public Health Agency of Canada (www.canada.ca/en/public-health.html), the Alberta Health Services guidelines (www.albertahealthservices.ca), and the Alberta Government restrictions on public gatherings (www.alberta.ca/restrictions-on-gatherings.aspx).

We reserve the right to take any additional precautionary measures we deem necessary or advisable in relation to the meeting in response to further developments in respect of the COVID-19 outbreak, including changing the location of the meeting, hosting the meeting solely by means of remote communication, placing restrictions on in-person attendance, or postponing or adjourning the meeting. Changes to the meeting location, meeting date or means of holding the meeting will be announced by way of press release, which will be filed under Western’s profile on SEDAR as well as on Western’s website at https://www.wesc.ca/. Please monitor our press releases for updated information. We advise you to check Western’s website one week prior to the meeting date for the most current information. We do not intend to prepare or mail amended meeting materials in the event of changes to the meeting location or format.

At the Annual Meeting, shareholders will be asked to do the following:

1.           Financial Statements:

Receive the audited financial statements of Western for the financial year ended December 31, 2020 and the auditor’s report thereon.

2.           Directors:

Elect the board of directors of Western for the ensuing year.

3.           Auditors:

Appoint Deloitte LLP, of Calgary, Alberta, as Western’s independent auditors for the ensuing year and authorize the directors to set their compensation.

4.           Other Business:

Consider any other business that may properly come before the meeting.

The accompanying Management Information Circular and Proxy Statement provides further details on the matters proposed to be put before the Annual Meeting.

You have the right to vote

The board of directors of Western has set the close of business on March 15, 2021 as the record date for determining those shareholders entitled to receive notice of, and to vote at, the Annual Meeting.

Your vote is important

The accompanying Management Information Circular and Proxy Statement provides instructions on the various methods that a Western shareholder can use to have their Common Shares voted at the meeting including instructions regarding voting in person, by mail, by internet or by phone.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Alex R.N. MacAusland”

Alex R.N. MacAusland

President & Chief Executive Officer

Calgary, Alberta

March 15, 2021

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	43

MANAGEMENT CONTRACTS	43

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	43

INTERESTS OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED ON	43

ADDITIONAL INFORMATION	44

SCHEDULE “A” – MANDATE OF THE BOARD OF DIRECTORS	45

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

PROXIES & VOTING

Solicitation of Proxies

The 2021 annual meeting of shareholders of Western Energy Services Corp. will be held as follows:

Date:      April 27, 2021

Time:     1:30 p.m. (Mountain Time)

Place:     Western’s Head Office - 1700, 215 – 9th Avenue SW, Calgary, Alberta, T2P 1K3

This Management Information Circular and Proxy Statement (the “Information Circular”) is furnished in connection with the solicitation of proxies by the management of Western Energy Services Corp. (the “Corporation” or “Western”) for use at the annual meeting of holders (“Shareholders”) of common shares (“Common Shares”) of the Corporation (the “Annual Meeting”). Solicitation of proxies will be primarily by mail, but some proxies may be solicited at a nominal cost personally or by telephone, facsimile transmission or other electronic means by directors, officers, or employees of Western who will not be specifically remunerated for such activities. The cost of solicitation will be borne by Western.

As of the date of this Information Circular, the Corporation intends to hold the meeting in person at Western’s corporate head office located at 1700, 215 – 9th Avenue SW, Calgary, Alberta, however we are continuously monitoring the current outbreak of COVID-19. In order to mitigate risks to the health and safety of shareholders, management, and the community at large, the Corporation, with regret, but in accordance with current public health guidelines, discourages shareholders from physically attending the meeting and asks that all shareholders vote by proxy or voting instruction form prior to the meeting. Shareholders will be able to listen to the meeting by way of a conference call scheduled for 1:30 p.m. (Mountain Time) on Tuesday, April 27, 2021. The Annual Meeting will be held for the sole purpose of the matters to be acted upon at the Annual Meeting and no corporate update or investor presentation will be provided. Shareholders may opt to listen to the Annual Meeting via conference call. To participate in the call, dial: 1-888-664-6383 and provide Conference ID: 76921757. Shareholders will be able to ask questions of management via email to ir@wesc.ca at the conclusion of the Annual Meeting. This is not a virtual meeting and as such shareholders cannot vote as part of the conference call. Shareholders can vote before the Annual Meeting by mail, internet or telephone by following the instructions on their proxy or voting instruction form. Shareholder instructions must be received by 1:30 p.m. (Mountain time) on April 23, 2021 for your vote to be counted.

The Corporation asks that, in considering whether to attend the Annual Meeting in person, shareholders follow the advice and instructions of the Public Health Agency of Canada (www.canada.ca/en/public-health.html), the Alberta Health Services guidelines (www.albertahealthservices.ca), and the Alberta Government restrictions on public gatherings (www.alberta.ca/restrictions-on-gatherings.aspx).

The Corporation reserves the right to take any additional precautionary measures deemed necessary or advisable in relation to the meeting in response to further developments in respect of the COVID-19 outbreak, including changing the location of the meeting, hosting the meeting solely by means of remote communication, placing restrictions on in-person attendance, or postponing or adjourning the meeting. Changes to the meeting location, meeting date or means of holding the meeting will be announced by way of press release, which will be filed under Western’s profile on SEDAR as well as on Western’s website at https://www.wesc.ca/. Please monitor our press releases for updated information. The Corporation advises shareholders to check Western’s website one week prior to the meeting date for the most current information. Western does not intend to prepare or mail amended meeting materials in the event of changes to the meeting location or format.

Delivery of Meeting Materials to Beneficial Shareholders

The materials for the Annual Meeting are being sent to both registered Shareholders and beneficial Shareholders. If a beneficial Shareholder receives the meeting materials from Western or its agent, that beneficial Shareholder’s name and address and information about his or her holdings of securities has been obtained in accordance with applicable securities regulatory requirements from the intermediary holding the beneficial Shareholder's Common Shares on the beneficial Shareholder’s behalf. By choosing to send the meeting materials to the beneficial Shareholder directly, Western (and not the intermediary holding on the beneficial Shareholder’s behalf) has assumed responsibility for (a) delivering the meeting materials to the beneficial Shareholder, and (b) executing the beneficial Shareholder’s proper voting instructions. Beneficial Shareholders are kindly asked to return their voting instructions as specified in the request for voting instructions.

Exercise of Discretion by Proxy

The Common Shares represented by the form of proxy or voting instruction form, as applicable (together, the “Proxy”), delivered to Shareholders by Western with the notice of the Annual Meeting and Information Circular will be voted or withheld from voting in accordance with the instructions of the Shareholder, if the Shareholder specifies a choice with respect to any matter to be acted upon. The persons appointed under the Proxy are conferred with discretionary authority with respect to amendments or variations of those matters specified in the proxy and notice of meeting and with respect to any other matters which may properly be brought before the shareholder meeting or any adjournment thereof, in accordance with their best judgement. As of the date of this Information Circular, management of Western knows of no such amendment, variation, or other matter.

Unless otherwise specified, proxies in the accompanying form will be voted in favour of:

1.	Electing the nominees proposed by Western, as hereinafter set forth, as directors of Western (provided that in the event that a vacancy among such nominees occurs because of death or for any other reason prior to the shareholder meeting, the persons named as proxies reserve the right to vote for other nominees at their discretion); and

2.	Re-appointing Deloitte LLP as the auditors of Western.

In light of the ongoing public health concerns related to the COVID-19 outbreak, Western is encouraging shareholders and others not to attend the meeting in person. Shareholders are urged to vote on the matters before the meeting by proxy or voting instruction form and to listen to the meeting via conference call. To participate in the call, dial: 1-888-664-6383 and provide Conference ID: 76921757. Shareholders will be able to ask questions of management via email to ir@wesc.ca at the conclusion of the Annual Meeting.

Date of Information

All information in this Information Circular is provided as of March 15, 2021 unless specified otherwise.

Methods of Voting

Registered Shareholder Voting	Beneficial Shareholder Voting

You are a registered holder if your Common Shares are held in your name and you have a physical Common Share certificate in your possession or you have a book entry only statement indicating that the Common Shares are registered in your name.

Voting Options

1.       By Proxy (see below)

2.       By telephone (see enclosed Proxy)

3.       By internet (see enclosed Proxy)

4.       In person at the Annual Meeting (see below)

Voting by Proxy

Whether or not you attend the Annual Meeting, you can appoint someone else to attend and vote as your proxy holder. Use the enclosed Proxy to do this. The people named in the enclosed Proxy are members of management. You have the right to choose another person to be your proxy holder by printing that person’s name in the space provided. Then complete the rest of the Proxy, sign it and return it. Your votes can only be counted if the person you appoint attends the Annual Meeting and votes on your behalf. If you have voted by proxy, you may not vote in person at the Annual Meeting, unless you properly revoke your proxy.

Return your completed Proxy in the envelope provided so that it arrives not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time set for the holding of the Annual Meeting or any adjournment thereof.

Revoking your Proxy

You may revoke your Proxy before it is acted on. To do so, you can deliver a written statement that you want to revoke your Proxy (which includes another proper Proxy with a later date) to our transfer agent, Computershare Trust Company of Canada, in accordance with the instructions set out in the Proxy provided not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time set for the holding of the Annual Meeting or any adjournment thereof.

Or, you can revoke your Proxy by delivering a properly executed instrument in writing at the registered office of the corporation at any time up to and including the last business day preceding the day of the Annual Meeting, or any adjournment thereof, or with the Chair of the Annual Meeting on the day of the meeting, or any adjournment thereof, and upon either of such deposits, the Proxy is revoked.

Voting in Person

If you plan to attend the Annual Meeting and want to vote your Common Shares in person, do not complete or return the enclosed Proxy. Your vote will be taken and counted at the meeting. Please register with our transfer agent, Computershare Trust Company of Canada, when you arrive at the meeting to ensure that your vote will be counted.

You are a beneficial holder if your Common Shares are held in the name of a nominee. That is, your Common Share certificate was deposited with, or you purchased and continue to hold your Common Shares through, a bank, trust company, securities broker, trustee or other institution.

Voting Options

1.       By voting instruction form (see below)

2.       By telephone (see enclosed voting instruction form)

3.       By internet (see enclosed voting instruction form)

4.       In person at the Annual Meeting (see below)

Voting by Voting Instruction Form

Whether or not you attend the Annual Meeting, you can appoint someone else to attend and vote as your proxy holder. Use the enclosed voting instruction form to do this. The people named in the enclosed voting instruction form are members of management. You have the right to choose another person to be your proxy holder by printing that person’s name in the space provided. Then complete the rest of the form, sign it and return it. Your votes can only be counted if the person you appointed attends the Annual Meeting and votes on your behalf. If you have voted on the voting instruction form, neither you nor your proxy holder may vote in person at the Annual Meeting, unless you properly revoke your proxy.

Computershare Trust Company of Canada (Computershare), must receive your completed proxy form not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time set for the holding of the Annual Meeting or any adjournment thereof. If you are a beneficial shareholder your deadline is likely sooner, in order for your nominee to have time to deliver your instructions to our transfer agent. You will need to send your voting instructions to your financial intermediary (your bank, trust company, securities broker, trustee or other institution) using the voting instruction form in your package.

Revoking your Proxy

You may revoke your proxy before it is acted on.

Follow the procedures provided by your nominee. Your nominee will likely need to receive your request to revoke your instructions not less than 72 hours (excluding Saturdays, Sundays and holidays) before the time set for the holding of the Annual Meeting or any adjournment thereof in order for your nominee to have time to deliver your instructions to our transfer agent.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote your Common Shares in person, insert your own name in the space on the enclosed voting instruction form. Then follow the signing and return instructions provided in that form. Your vote will be taken and counted at the Annual Meeting, so do not indicate your votes on the form. Please register with our transfer agent, Computershare Trust Company of Canada, when you arrive at the Annual Meeting to ensure that your vote will be counted.

Note Regarding Attending the Meeting in Person

In order to mitigate risks to the health and safety of shareholders, management, and the community at large, the Corporation, with regret, but in accordance with current public health guidelines, discourages shareholders from physically attending the meeting and asks that all shareholders vote by proxy or voting instruction form prior to the meeting. As noted above, Shareholders may vote in advance of the meeting, and may listen to the Annual Meeting conference call. See “Proxies and Voting” above for further detail.

Record Date

The board of directors of Western (the “Board”) has fixed the record date for the Annual Meeting at the close of business on March 15, 2021. Only Shareholders of record as at that date are entitled to receive notice of the Annual Meeting. Shareholders of record will be entitled to vote those Common Shares owned as at the record date, unless any such Shareholder transfers such shareholder’s Common Shares after the record date and the transferee of those Common Shares establishes that the transferee owns them and demands, not later than ten days before the Annual Meeting, that the transferee's name be included in the list of shareholders entitled to vote at the Annual Meeting, in which case such transferee shall be entitled to vote such Common Shares at the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF SECURITIES

Quorum

A quorum of Shareholders is present at a meeting of Shareholders if at least two persons are present holding or representing not less than 25 percent of the Common Shares entitled to be voted at the Annual Meeting.

Outstanding Shares

The authorized share capital of Western consists of an unlimited number of Common Shares and an unlimited number of preferred shares of Western (“Preferred Shares”). As at March 15, 2021, the Corporation had 91,200,072 Common Shares issued and outstanding and no Preferred Shares issued and outstanding. Each Common Share carries the right to one vote at meetings of the Shareholders of Western.

Principal Shareholders

As of the date of this Information Circular, the directors and officers of Western are not aware of anyone who beneficially owns, directly or indirectly, or exercises control or direction over, securities carrying more than 10% of the voting rights attached to any class of outstanding voting securities of Western entitled to be voted at the Annual Meeting except as set forth in the following table, which is based on publicly available information:

Name of Shareholder and Municipality of Residence	Common Shares Owned, Controlled or Directed	Percentage of Common Shares(1)
G2S2 Capital Inc. (“G2S2”)(2) Halifax, Nova Scotia, Canada	22,904,500	25.1%
Ronald P. Mathison(3) Calgary, Alberta, Canada	18,270,991	20.0%
Alberta Investment Management Corporation (“AIMCo”)(4) Edmonton, Alberta, Canada	17,600,000	19.3%

Notes:

(1)	Based on 91,200,072 issued and outstanding Common Shares as at March 15, 2021.

(2)	Based on publicly available information on SEDI as at March 15, 2021 (pursuant to a SEDI filing report) G2S2 reported that it held 22,904,500 Common Shares.

(3)	Includes Common Shares held directly by Mr. Mathison (8,228,151) and Matco Investments Ltd. (10,042,840).

(4)	Based on publicly available information whereby as at August 9, 2019 AIMCo reported (pursuant to the Early Warning System – Alternative Monthly Report filed on SEDAR) that it held 17,600,000 Common Shares.

MATTERS TO BE ACTED UPON AT THE MEETING

Financial Statements

Western will place before the Shareholders at the Annual Meeting the audited consolidated financial statements of Western for the financial year ended December 31, 2020 and the auditor’s report thereon. No vote by the Shareholders with respect to this matter is required. National Instrument 51-102 – Continuous Disclosure Obligations, (the “Instrument”) provides that Western is no longer required to send annual or interim financial statements or the management’s discussion and analysis relating thereto to its registered and beneficial Shareholders unless they request copies of same. However, the Business Corporations Act (Alberta) requires that annual financial statements be sent to each registered Shareholder unless waived in writing by the registered Shareholder. The Instrument also provides that Western must send annually a request form to its registered and beneficial Shareholders that may be used by such shareholders to request any or all of the annual and interim financial statements and the management’s discussion and analysis relating thereto. Shareholders are encouraged to review and, if action is desired, send the enclosed return cards to Computershare Trust Company of Canada, Proxy Department, by mail at 135 West Beaver Creek, P.O. Box 300, Richmond Hill, Ontario L4B 4R5; or by hand at 8th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1; or Fax 1 (866) 249-7775. A copy of annual financial statements of the Corporation are available under the Corporation’s SEDAR profile at www.sedar.com and on the Corporation’s website at www.wesc.ca.

Election of Directors

The affairs of the Corporation are managed by the Board who are elected annually for a one year term at each annual meeting of Shareholders and who hold office until the next annual meeting, or until their successors are duly elected or appointed, or until a director vacates his or her office or is replaced in accordance with the articles and by-laws of the Corporation. The Board has fixed the number of directors to be elected at the meeting at six and the following persons are proposed to be nominated for election as directors of Western at the Annual Meeting. All of the proposed nominees, other than George S. Armoyan, were duly elected as directors at the annual meeting of shareholders held on April 28, 2020. Mr. Armoyan is a new nominee who has not yet joined the Board. See “Director Nominees” in this Information Circular for additional information on the director nominees.

Director Nominees
Donald D. Copeland	Alex R.N. MacAusland
Lorne A. Gartner	Ronald P. Mathison
John R. Rooney	George S. Armoyan

It is the intention of the persons named in the Proxy, if not expressly directed otherwise in such Proxy, to vote such Proxies FOR the election of the nominees described above as directors of Western. It is not contemplated that nominees will be unable to serve as directors, but, if that should occur for any reason prior to the Annual Meeting, the persons named in the enclosed Proxy reserve the right to vote for other nominees at their discretion.

The Board has concluded that each nominee is well qualified to serve on the Board. The nominees have the relevant expertise essential to ensure appropriate strategic direction and oversight. Each director nominee has confirmed his eligibility and willingness to serve as a director if elected. Each enclosed Proxy and the voting instruction form for beneficial holders provides for Shareholders to vote for each director individually. In addition, the Corporation has adopted a majority voting policy in respect of the election of directors which is described below.

Majority Voting

The Board has adopted an individual voting standard for the election of directors. Under such individual voting standard, in the event that any nominee for election receives more “withheld” votes than “for” votes at any meeting at which Shareholders vote on the uncontested election of directors, the nominee must immediately submit his or her resignation to the Board and the Board shall determine whether or not to accept the resignation within 90 days after the meeting. The Board shall accept the resignation absent exceptional circumstances. A director who tenders their resignation will not participate in any meeting of the Board or any committee thereof while his or her resignation is being considered. Once a decision is made, Western will promptly issue a news release outlining the Board's reasons for either accepting or rejecting the director's resignation. Such resignation shall be effective when accepted by the Board.

Appointment of the Auditor

The Shareholders will also be asked to approve by ordinary resolution the appointment of Deloitte LLP of Calgary, Alberta, to serve as auditor of Western until the next annual meeting of the Shareholders and to authorize the Board to fix their remuneration. Deloitte LLP has been the auditor of Western since January 12, 2010. Should Deloitte LLP for any reason be unwilling or unable to accept re-appointment, the Board will exercise their discretion to appoint an alternate auditor.

For a breakdown of the “audit fees”, “audit-related fees”, “tax fees” and “all other fees” paid to Deloitte LLP by Western in fiscal 2020 and 2019, please see “Audit Committee Information – Auditor Service Fees” in Western’s annual information form for the year ended December 31, 2020 dated February 25, 2021 which can be found under the Corporation’s SEDAR profile at www.sedar.com.

It is the intention of the persons named in the Proxy, if not expressly directed otherwise in such Proxy, to vote such proxies FOR the appointment of Deloitte LLP as auditor of Western.

Other Business

Management is not aware of any matters to come before the Annual Meeting other than those set out in the Notice of Meeting. If other matters come before the Annual Meeting, it is the intention of the individuals named in the Proxy to vote the same as management in accordance with their best judgment in such matters.

DIRECTOR NOMINEES

The following table sets forth, for each nominee: their name, age, municipality, province or state and country of residence; their committee memberships; all positions and offices with Western now held by them; the period during which they have served as a director; other public company board memberships; their principal occupation for the last 5 years along with a brief biography; and the number and percentage of Common Shares that they have advised are beneficially owned, controlled or directed by them, directly or indirectly, as of March 15, 2021.

Each of the directors listed below are elected for a one year term and will hold their office until their successors are duly elected or appointed, or until they resign or are replaced in accordance with the articles and by-laws of the Corporation.

Donald D. Copeland(1)(2)(3)

Age: 67

Victoria, B.C. Canada

Director since June 17, 2011

Independent(4)

Health, Safety and Environment Committee Chair

Areas of Expertise

-	Operational Management
-	Environment, Health & Safety
-	Corporate Governance / Board Member
-	Sales & Marketing
-	Mergers & Acquisitions
-	Engineering
-	Capital/Financial Markets
-	Management Information Systems / IT
-	International Business Experience
-	Compensation

Mr. Copeland is an independent businessman. Prior to joining the Board, Mr. Copeland was the Chair of Stoneham Drilling Trust. Previously, he founded and served as the CEO, Chair and director of a number of corporations, both in the producing sector and oilfield services sector of the crude oil and natural gas industry. Mr. Copeland received a Bachelor of Science degree in Chemical Engineering from the University of Calgary. He is a graduate of the Director’s Education Program sponsored by the Institute of Corporate Directors.

2020 Board/Committee Membership	Attendance at Meetings during 2020
Board	5 of 5	100%
Audit	4 of 4	100%
Corporate Governance and Compensation	5 of 5	100%
Health, Safety and Environment	5 of 5	100%

Other Public Company Board Memberships	Public Board Interlocks
None	None

Securities Held
Common Shares	Percentage(5)	Total Market Value of Common Shares(6)
890,087	1.0%	$356,035

Options Held
Date Granted	Expiry Date	Outstanding	Grant Price	Value of In-the-Money Unexercised Options(7)
Aug 16/16	Aug 15/21	11,500	$3.30	-
Aug 23/17	Aug 22/22	9,700	$1.24	-
Aug 3/18	Aug 2/23	21,850	$0.86	-
Aug 20/19	Aug 19/24	17,260	$0.24	$4,142
Aug 25/20	Aug 24/25	77,320	$0.265	$16,624

RSUs Held
Outstanding	Value of Outstanding RSUs(8)

43,420	$17,368

Voting Results of 2020 Annual Meeting	Votes For		Votes Withheld		Total Votes Cast
	53,334,053	98.81%	640,022	1.19%	53,974,075

Lorne A. Gartner(1)(2)(3)

Age: 71

Calgary, Alberta Canada

Director since June 16, 2011

Independent(4)

Corporate Governance and Compensation Committee Chair

Areas of Expertise

-	Commercial Banking
-	Capital/Financial Markets
-	Financial & Accounting
-	Mergers & Acquisitions
-	Compensation

Mr. Gartner is an independent businessman. Formerly, Mr. Gartner was a Managing Director of Royal Bank of Canada Capital Markets, a position he held from 2000 to 2006. Prior to that time, Mr. Gartner was a Vice President of Royal Bank of Canada, Calgary Energy Group.

2020 Board/Committee Membership	Attendance at Meetings during 2020
Board	5 of 5	100%
Audit	4 of 4	100%
Corporate Governance and Compensation	5 of 5	100%
Health, Safety and Environment	5 of 5	100%

Other Public Company Board Memberships	Public Board Interlocks
Calfrac Well Services Ltd.	Messrs. Gartner, Mathison and Armoyan are board members of Calfrac Well Services Ltd.

Securities Held
Common Shares	Percentage(5)	Total Market Value of Common Shares(6)
191,432	0.2%	$76,573

Options Held
Date Granted	Expiry Date	Outstanding	Grant Price	Value of In-the-Money Unexercised Options(7)
Aug 16/16	Aug 15/21	11,500	$3.30	-
Aug 23/17	Aug 22/22	9,700	$1.24	-
Aug 3/18	Aug 2/23	21,850	$0.86	-
Aug 20/19	Aug 19/24	17,260	$0.24	$4,142
Aug 25/20	Aug 24/25	77,320	$0.265	$16,624

RSUs Held
Outstanding	Value of Outstanding RSUs(8)
43,420	$17,368

Voting Results of 2020 Annual Meeting	Votes For		Votes Withheld		Total Votes Cast
	53,313,913	98.78%	660,162	1.22%	53,974,075

Alex R.N. MacAusland(1)

Age: 53

Calgary, Alberta Canada

Director since

December 1, 2013

Not Independent(9)

Areas of Expertise

-	Operational Management
-	Capital/Financial Markets
-	Financial & Accounting
-	Human Resource Management
-	Environment, Health & Safety
-	Legal Obligations / Requirements
-	Corporate Governance / Board Member
-	Sales & Marketing
-	Mergers & Acquisitions

Mr. MacAusland, a founder of Western, has over 29 years of management and operational experience in the oilfield services industry in western Canada and the United States. Prior to being appointed President and Chief Executive Officer of Western on December 1, 2013, Mr. MacAusland was the President and Chief Operating Officer of Western from December 8, 2009 to December 1, 2013. Prior thereto, Mr. MacAusland was the President and CEO of Horizon Drilling Inc., a western Canadian based contract drilling provider, from 2008 until 2009. Prior to that he was the Senior Vice President of IROC Energy Services Corp., overseeing Eagle Well Servicing, Mission Drilling and Aero Rentals from 2006 until 2008. Prior to that, Mr. MacAusland was at Precision Drilling Corporation (“Precision”) for 15 years in various capacities including Rig Manager and Contract Sales, followed by General Manager and then Vice President Operations responsible for Precision’s well servicing rig fleet, snubbing, camp and catering divisions. Mr. MacAusland holds a Bachelors’ degree in Political Science and Economics from St. Thomas University.

2020 Board/Committee Membership	Attendance at Meetings during 2020
Board	5 of 5	100%
Health, Safety and Environment	5 of 5	100%

Other Public Company Board Memberships	Public Board Interlocks
None	None

Securities Held
Common Shares	Percentage(5)	Total Market Value of Common Shares(6)
1,736,747	1.9%	$694,699

Options Held(10)
Date Granted	Expiry Date	Outstanding	Grant Price	Value of In-the-Money Unexercised Options(7)
Aug 16/16	Aug 15/21	199,500	$3.30	-
Aug 23/17	Aug 22/22	164,600	$1.24	-
Aug 3/18	Aug 2/23	371,810	$0.86	-
Aug 20/19	Aug 19/24	293,650	$0.24	$70,476
Aug 25/20	Aug 24/25	400,000	$0.265	$86,000

RSUs Held(10)
Outstanding	Value of Outstanding RSUs(8)
113,286	$45,314

Voting Results of 2020 Annual Meeting	Votes For		Votes Withheld		Total Votes Cast
	53,397,550	98.93%	576,525	1.07%	53,974,075

Ronald P. Mathison

Age: 64

Calgary, Alberta Canada

Director since

December 17, 2010

Independent(4)

Chairman of the Board

Areas of Expertise

-	Capital/Financial Markets
-	Financial & Accounting
-	Commercial Banking
-	Mergers & Acquisitions
-	Legal Obligations / Requirements
-	Corporate Governance / Board Member
-	International Business Experience

Mr. Mathison is the Chairman of MATCO Investments Ltd., a private investment holding company which invests in the oil and gas and oilfield services industries, in real estate and in selected other opportunities. MATCO may provide both capital and management expertise, depending on the context. Mr. Mathison has extensive experience in financing corporations and in executing business transactions, in both the public and private markets. Until October of 2000, Mr. Mathison was a director and principal of Peters & Co. Limited, an investment firm specializing in the energy industry.  Prior thereto, Mr. Mathison and two other individuals formed the nucleus of Peters & Co. Capital, a private merchant banking entity that is widely associated with numerous restructurings of oil and natural gas exploration and production companies and oilfield service companies. Mr. Mathison received a B.Comm. (Honours) from the University of Manitoba in 1979. He obtained his Chartered Accountant designation in 1982 and he was granted his Fellow of the Chartered Professional Accountants in 2015.  Mr. Mathison also holds the designation of Chartered Business Valuator, obtained in 1989; and is a Chartered Financial Analyst charterholder, earned in 1990.

2020 Board/Committee Membership	Attendance at Meetings during 2020
Board	5 of 5	100%

Other Public Company Board Memberships	Public Board Interlocks
Calfrac Well Services Ltd.	Messrs. Mathison, Gartner and Armoyan are board members of Calfrac Well Services Ltd.

Securities Held
Common Shares(11)	Percentage(5)	Total Market Value of Common Shares(6)
18,270,991	20.0%	$7,308,396

Options Held
Date Granted	Expiry Date	Outstanding	Grant Price	Value of In-the-Money Unexercised Options(7)
Aug 16/16	Aug 15/21	11,500	$3.30	-
Aug 23/17	Aug 22/22	9,700	$1.24	-
Aug 3/18	Aug 2/23	21,850	$0.86	-
Aug 20/19	Aug 19/24	17,260	$0.24	$4,142
Aug 25/20	Aug 24/25	77,320	$0.265	$16,624

RSUs Held
Outstanding	Value of Outstanding RSUs(8)
57,886	$23,154

Voting Results of 2020 Annual Meeting	Votes For		Votes Withheld		Total Votes Cast
	53,244,826	98.65%	729,249	1.35%	53,974,075

John R. Rooney(1)(2)(3)

Age: 64

Calgary, Alberta Canada

Director since

December 22, 2009

Independent(4)

Audit Committee Chair

Areas of Expertise

-	Operational Management
-	Capital/Financial Markets
-	Financial & Accounting
-	Legal Obligations / Requirements
-	Corporate Governance / Board Member
-	Mergers & Acquisitions
-	Compensation

Mr. Rooney is a Calgary-based entrepreneurial executive with a technical background in finance. Mr. Rooney is a Chartered Accountant and a Chartered Business Valuator. Currently, Mr. Rooney is Chairman of Kara Technologies Inc., a company dedicated to developing the next generation of technology for the economic production of low emission fuels. Previously, Mr. Rooney has founded and run a number of public oil & gas companies, including as Chairman & CEO of Northern Blizzard Resources Inc. from December 2009 until June 2017, CEO of TUSK Energy Corporation from January 2007 until April of 2009, President & CEO of Zenas Energy Inc. from August 2005 to December 2007, President & CEO of Blizzard Energy Inc. from December 2002 to July 2005.

2020 Board/Committee Memberships	Attendance at Meetings during 2020
Board	5 of 5	100%
Audit	4 of 4	100%
Corporate Governance and Compensation	5 of 5	100%
Health, Safety and Environment	5 of 5	100%

Other Public Company Board Memberships	Public Board Interlocks
Tamarack Valley Energy Ltd.	None

Securities Held
Common Shares	Percentage(5)	Total Market Value of Common Shares(6)
637,522	0.7%	$255,009

Options Held
Date Granted	Expiry Date	Outstanding	Grant Price	Value of In-the-Money Unexercised Options(7)
Aug 16/16	Aug 15/21	11,500	$3.30	-
Aug 23/17	Aug 22/22	9,700	$1.24	-
Aug 3/18	Aug 2/23	21,850	$0.86	-
Aug 20/19	Aug 19/24	17,260	$0.24	$4,142
Aug 25/20	Aug 24/25	77,320	$0.265	$16,624

RSUs Held
Outstanding	Value of Outstanding RSUs(8)
43,420	$17,368

Voting Results of 2020 Annual Meeting	Votes For		Votes Withheld		Total Votes Cast
	53,334,053	98.81%	640,022	1.19%	53,974,075

George S. Armoyan

Age: 61

Halifax, Nova Scotia Canada

Independent(4)

Areas of Expertise

-	Capital/Financial Markets
-	Mergers & Acquisitions
-	Financial & Accounting
-	Commercial Banking
-	Legal Obligations / Requirements
-	Corporate Governance / Board Member
-	Operational Management
-	Compensation
-	International Business

Mr. Armoyan is Executive Chairman of G2S2 Capital Inc., President of Armco Capital Inc., and Chairman, President & CEO of Clarke Inc. Mr. Armoyan is an entrepreneur with extensive experience in real estate and various industries. Since 1982, Mr. Armoyan has successfully founded and grown numerous businesses, created shareholder value at several public companies through restructuring operations by applying a common-sense approach to business. Mr. Armoyan serves on the Board of Clarke Inc., Calfrac Well Services Ltd., and Bonavista Energy Corporation.

2020 Board/Committee Memberships	Attendance at Meetings during 2020
N/A	N/A	N/A

Other Public Company Board Memberships	Public Board Interlocks
Clarke Inc. Calfrac Well Services Ltd. Bonavista Energy Corporation	Messrs. Armoyan, Gartner and Mathison are board members of Calfrac Well Services Ltd.

Securities Held
Common Shares	Percentage(5)	Total Market Value of Common Shares(6)
22,904,500	25.1%	$9,161,800

Options Held
Date Granted	Expiry Date	Outstanding	Grant Price	Value of In-the-Money Unexercised Options(7)
N/A	N/A	N/A	N/A	N/A

RSUs Held
Outstanding	Value of Outstanding RSUs(8)
N/A	N/A

Voting Results of 2020 Annual Meeting	Votes For	Votes Withheld	Total Votes Cast
	N/A	N/A	N/A

Notes:

(1)	Member of the Health, Safety and Environment Committee.
(2)	Member of the Corporate Governance and Compensation Committee.
(3)	Member of the Audit Committee.
(4)	“Independent” refers to the standards of independence set forth within Section 1.4 of National Instrument 52-110 Audit Committees (“NI 52-110”).
(5)	Percentage of Common Shares beneficially owned is calculated based on an aggregate of 91,200,072 Common Shares outstanding as of March 15, 2021.
(6)	Total Market Value of Common Shares was determined by multiplying the number of Common Shares held by each director nominee as of March 15, 2021 by $0.40, which was the closing price of the Common Shares on the TSX on that date.
(7)	Based on the difference between the December 31, 2020 closing price of the Common Shares on the TSX of $0.48 per share and the grant price of the Option (as defined herein) in each instance where the closing price is greater than the grant price.
(8)	Value of the outstanding RSUs (not including Cash RSUs as defined herein) was determined by multiplying the number of RSUs held by each director nominee as of March 15, 2021 by $0.40, which was the closing price of the Common Shares on the TSX on March 15, 2021.
(9)	Mr. Alex R.N. MacAusland is not independent as he is the President and CEO of the Corporation.
(10)	Mr. Alex R.N. MacAusland was granted Options and RSUs for serving as an officer of the Corporation.
(11)	A portion of these Common Shares are held indirectly through MATCO Investments Ltd.

As at March 15, 2021, the directors and officers of Western, as a group, beneficially owned, directly or indirectly, or exercised control or direction over 45,746,830 Common Shares, or approximately 50.2% of the issued and outstanding Common Shares, based on 91,200,072 issued and outstanding Common Shares. As at March 15, 2021, the directors and officers of Western, as a group, had outstanding stock options to purchase 3,506,970 Common Shares (“Options”) and 424,649 equity settled restricted Common Share units (“RSUs”).

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Except as set forth below, none of the proposed directors is, or has been in the last ten years: (a) a director, chief executive officer or chief financial officer of any company (including Western) that: (i) was subject to a cease trade order or similar order or an order that denied the relevant company access to any exemptions under securities legislation, for a period of more than 30 consecutive days (each, an “Order”), that was issued while the proposed director was acting in that capacity; or (ii) was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (b) a director or executive officer of any company (including Western) that, while that proposed director was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Messrs. Mathison and Gartner were directors of Tesla Exploration Ltd. (“Tesla”). On July 25, 2016, Messrs. Mathison and Gartner resigned as directors of Tesla and Tesla was placed into receivership by its Canadian credit facility lender. An order for discharge of the receiver was pronounced in August 2018.

None of the proposed directors has, within the last ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangements or compromises with creditors, or had a receiver manager or trustee appointed to hold his assets.

No proposed director has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

DIRECTOR COMPENSATION

Each director who is not an employee of Western receives an annual retainer of $60,000 to be inclusive of meeting fees. The independent Chair of the Board (the “Board Chair”) is paid an additional retainer of $20,000 to be inclusive of meeting fees and a $15,000 additional annual retainer is paid to the Chair of the Audit Committee and a $10,000 additional annual retainer is paid to each of the Chair of the Corporate Governance and Compensation Committee and the Chair of the Health, Safety and Environment Committee.

Miscellaneous out-of-pocket expenses reasonably incurred by the directors in carrying out their duties are reimbursed by Western.

Director Compensation Table

The following table sets forth particulars concerning all amounts of compensation provided to the non-management directors for the year ended December 31, 2020.

Name(1)	Fees Earned ($)	Share- based Awards(2) ($)	Option- based Awards(3) ($)	Non-equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total ($)
Donald D. Copeland	70,000	7,317	7,732	-	-	-	85,049
Lorne A. Gartner	70,000	7,317	7,732	-	-	-	85,049
Ronald P. Mathison	80,000	9,755	7,732	-	-	-	97,487
John R. Rooney	75,000	7,317	7,732	-	-	-	90,049

Notes:

(1)	Information for Mr. Alex R.N. MacAusland, President and Chief Executive Officer of Western, is provided under “Compensation of Named Executive Officers - Summary Compensation Table”.
(2)	Represents the fair value of the share-based awards granted during the 2020 fiscal year. The fair value of the share-based awards granted to directors pursuant to the RSU Plan (as defined herein) is a theoretical expected value calculated at the date of grant by multiplying the number of RSUs granted by the closing price of Common Shares on the date before the grant date. The closing price on the date before the grant of the RSUs in 2020 was $0.265.
(3)	The grant date fair value of option-based awards granted to each director pursuant to the Option Plan (as defined herein) is $0.10 for options issued on August 25, 2020. The grant date fair value for compensation disclosure purposes is calculated using a Black-Scholes option pricing model with the following assumptions: (i) average risk-free of 0.26%; (ii) average expected life of 2.0 years; (iii) volatility of 72%; and (iv) expected dividend yield of 0%. This methodology is consistent with the method used to estimate the fair value of Options in Western’s financial statements.

Summary of Board Meeting Attendance

Board and committee meeting attendance is outlined below. In addition, the following does not reflect the attendance by directors at meetings of committees of which they are not members. However, directors are encouraged to, and frequently do, attend various committee meetings even though they are not members of such committees.

Director	Board Meetings Attended		Audit Committee Meetings Attended		Corporate Governance and Compensation Committee Meetings Attended		Health, Safety and Environment Committee Meetings Attended
Donald D. Copeland	5 of 5	100%	4 of 4	100%	5 of 5	100%	5 of 5	100%
Lorne A. Gartner	5 of 5	100%	4 of 4	100%	5 of 5	100%	5 of 5	100%
Alex R.N. MacAusland(1)	5 of 5	100%	N/A	N/A	N/A	N/A	5 of 5	100%
Ronald P. Mathison	5 of 5	100%	N/A	N/A	N/A	N/A	N/A	N/A
John R. Rooney	5 of 5	100%	4 of 4	100%	5 of 5	100%	5 of 5	100%

Notes:

(1)	The foregoing does not reflect the attendance by the CEO at meetings of committees. The CEO is not a member of the Audit Committee or Corporate Governance & Compensation Committee, but was invited, by the respective chair of each committee, to attend the meetings of each such committee. Notwithstanding the attendance of the CEO at such meetings, each committee held an in camera session at each meeting without the CEO present.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth all awards outstanding at December 31, 2020 made to the non-management directors. Information on the share-based awards and option-based awards granted to Mr. Alex R.N MacAusland who currently serves as a director and officer of the Corporation can be found in the section “Compensation of Named Executive Officers” in the sub-section “Incentive Plan Awards” under the heading “Outstanding Share-Based Awards and Option-Based Awards”.

Option Based Awards					Share-Based Awards (1)
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in- the-money Options(2) ($)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share- based Awards(3) ($)	Market or Payout Value of Vested Share- Based Awards not Paid Out or Distributed ($)
Donald D. Copeland	11,500 9,700 21,850 17,260 77,320	3.30 1.24 0.86 0.24 0.265	Aug 15, 2021 Aug 22, 2022 Aug 2, 2023 Aug 19, 2024 Aug 24, 2025	- - - 4,142 16,624	43,420	20,842	-
Lorne A. Gartner	11,500 9,700 21,850 17,260 77,320	3.30 1.24 0.86 0.24 0.265	Aug 15, 2021 Aug 22, 2022 Aug 2, 2023 Aug 19, 2024 Aug 24, 2025	- - - 4,142 16,624	43,420	20,842	-
Ronald P. Mathison	11,500 9,700 21,850 17,260 77,320	3.30 1.24 0.86 0.24 0.265	Aug 15, 2021 Aug 22, 2022 Aug 2, 2023 Aug 19, 2024 Aug 24, 2025	- - - 4,142 16,624	57,886	27,785	-
John R. Rooney	11,500 9,700 21,850 17,260 77,320	3.30 1.24 0.86 0.24 0.265	Aug 15, 2021 Aug 22, 2022 Aug 2, 2023 Aug 19, 2024 Aug 24, 2025	- - - 4,142 16,624	43,420	20,842	-

Notes:

(1)	Consists of RSUs, including Cash RSUs (as defined herein), granted pursuant to the RSU Plan (as defined herein).
(2)	Based on the closing share price of the Common Shares on December 31, 2020 of $0.48.
(3)	The fair value of the share-based awards granted to directors pursuant to the RSU Plan (as defined herein) is a theoretical expected value calculated by multiplying the number of RSUs held by the closing price of Common Shares on the calculation date of such RSUs, being $0.48 on December 31, 2020.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth particulars concerning each incentive plan awards granted to each of the non-management directors for the year ended December 31, 2020.

Name	Option-Based Awards – Value Vested During the Year(1) ($)	Share-based Awards – Value Vested During the Year(2) ($)	Non-equity Incentive Plan Compensation – Value Earned During the Year ($)
Donald D. Copeland	115	4,194	-
Lorne A. Gartner	115	4,194	-
Ronald P. Mathison	115	5,512	-
John R. Rooney	115	4,194	-

Notes:

(1)	Represents the aggregate dollar value that would have been realized if the Options under the option-based award had been exercised on the vesting date based on the difference between the closing market price of the Common Shares on the vesting date and the exercise price of the Options.
(2)	Includes RSUs and Cash RSUs, as applicable, the aggregate dollar value realized upon vesting of share-based awards. The value is based on the market value of the underlying Common Shares on the vesting date.

The significant terms of all incentive plan awards can be found in “Securities Authorized for Issuance Under Equity Compensation Plans” in this Information Circular.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Corporate Governance and Compensation Committee

The Board established the Corporate Governance and Compensation Committee which is responsible to review and make recommendations to the Board regarding the adequacy and form of the compensation for Western’s officers and directors. The Corporate Governance and Compensation Committee regularly reviews the compensation practices of comparable companies.

In particular, the Corporate Governance and Compensation Committee: (a) reviews and approves, as required, Western’s goals and objectives relevant to the compensation of the President and CEO and the CEO compensation is based on that review; (b) reviews and recommends to the Board compensation, incentive plans and equity-based plans for non-CEO officers and directors, and for other key employees as identified by the CEO and approved by the Corporate Governance and Compensation Committee, and in particular, reviews and recommends to the Board the annual bonus payments for the CEO and CFO; and (c) reviews executive compensation disclosure before Western publicly discloses such information.

The current members of the Corporate Governance and Compensation Committee are Lorne G. Gartner (Chair), John R. Rooney and Donald P. Copeland. In addition to their experience as members of the Corporate Governance and Compensation Committee of Western, all such members have significant experience in dealing with executive compensation matters as directors and/or senior leaders of other energy-related public companies and all of such members currently serve, or have served, on the compensation committee of the board of directors of other energy related public companies. The Board believes the Corporate Governance and Compensation Committee collectively have the knowledge, experience and background required to fulfill its mandate. The Corporation’s corporate governance practices require that all members of its Corporate Governance and Compensation Committee shall be independent. None of the current members of the Corporate Governance and Compensation Committee are officers, employees or former officers of the Corporation or any of its affiliates or is eligible to participate in the Corporation’s executive compensation programs. Each current member of the Corporate Governance and Compensation Committee is independent as defined under NI 52-110 and none received any compensation, directly or indirectly, from Western other than for services as a member of the Board and its committees, as applicable.

Relevant Education and Experience of Members of the Corporate Governance and Compensation Committee

Lorne A. Gartner (Chair)

Mr. Gartner is an independent businessman. From May of 2000 until March of 2006 he was the Managing Director of Royal Bank of Canada Capital Markets based out of Houston, Texas. In this position, Mr. Gartner was responsible for overseeing the bank's United States energy portfolio. Prior to that time, he was a Vice President of Royal Bank of Canada, Calgary Energy Group. Mr. Gartner has 39 years of banking experience in Canada and the United States with an excess of 20 years of experience in energy banking and has a Bachelor of Commerce Degree from the University of Alberta with a specialization in finance.

John R. Rooney

Mr. Rooney is an independent businessman and was the chair of the board and CEO of Northern Blizzard Resources Inc., a publicly traded crude oil and gas company, from November 2009 to June 2017 and was acting CEO from June 2017 to November 2017. From December 2007 to April 2009, Mr. Rooney was the CEO of TUSK Energy Inc. From 2005 to 2007, Mr. Rooney was the President and CEO of Zenas Energy Inc. Mr. Rooney is a Chartered Accountant and a Chartered Business Valuator.

Donald D. Copeland

Mr. Copeland is an independent businessman. Prior to joining the Board in June 2011, Mr. Copeland was the chair of the board of Stoneham Drilling Trust. Previously, he founded and served as the CEO, board chair and a director of a number of corporations, both in the producing sector and oilfield services sector of the crude oil and natural gas industry. Mr. Copeland received a Bachelor of Science degree in Chemical Engineering from the University of Calgary. He is a graduate of the Director’s Education Program sponsored by the Institute of Corporate Directors.

Compensation Governance

The Corporate Governance and Compensation Committee is responsible for continually monitoring and evaluating the compensation programs for Western’s CEO and CFO (collectively, the “Senior Executives”) and for making recommendations to the Board relating to Western’s compensation plans for, and the compensation of, the Senior Executives and Board members as well as the aggregate short-term incentive plan (“STIP”) pool for a particular year. The Corporation’s compensation philosophy is aimed at attracting and retaining quality and experienced people which is critical to Western’s success for the benefit of its Shareholders.

Compensation for employees, including Senior Executives and NEOs (as defined in “Compensation of Named Executive Officers – Summary Compensation Table” below), is comprised of three elements: base salary, annual performance bonus (i.e. cash bonuses) and long-term incentive compensation pursuant to the Option Plan and the RSU Plan. The objective of the compensation program is to attract, retain and motivate employees to meet the Corporation’s short and long-term business goals, as well as create alignment between pay and the results of the Corporation. The Corporation’s program balances market competitive total compensation designed to achieve short-term profitability and growth with long-term shareholder value. The Corporate Governance and Compensation Committee reviews all three components in assessing the compensation of the Senior Executives. Salaries and bonuses are intended to provide current compensation and short-term incentive (“STI”) for employees to encourage them to meet the Corporation’s annual performance targets. Options and RSUs are granted as a long-term incentive (“LTI”) and are designed to align with the benefit associated with the long-term appreciation in Western’s share price performance.

The Corporate Governance and Compensation Committee considers and makes recommendations to the Board with respect to the Senior Executives’ STI and LTI granted pursuant to the stock option plan (“Option Plan”) and restricted share unit plan (“RSU Plan”) (collectively, the “LTIPs”); and, if applicable, any provisions within their employment contracts with respect to the same. When making such recommendations, the Corporate Governance and Compensation Committee analyzes a number of factors, including, but not limited to: compensation data compiled from Western’s peer group; corporate performance; and individual performance. In assessing corporate performance, Western has established certain financial and health and safety targets discussed below. In assessing the performance of individuals, consideration will be given to objective factors such as the level of responsibility, experience and expertise, as well as subjective factors such as leadership and individual contribution.

The Corporate Governance and Compensation Committee along with the Board continues to review and refine the Corporation’s compensation policies and practices to ensure that they are competitive within the oilfield service industry and consistent with the goal of maximizing the performance of the Corporation while not incentivizing excessive risk taking.

Comparable Companies

Western compares the compensation of its Senior Executives and NEOs to the compensation provided to executives in comparable positions of a comparable group of Canadian oilfield service companies. The comparable group is selected based on the nature of the organization’s business taking into consideration size, complexity and style of operation. The companies in this comparison group compete with Western for executive personnel and therefore provide a useful benchmark for the Corporate Governance and Compensation Committee in its evaluation of the compensation programs for the Senior Executives and NEOs. Western looks to the following primary market competitors in comparing its Senior Executive and NEOs compensation:

Akita Drilling Inc.	Precision Drilling Corporation
CWC Energy Services Corp.	Total Energy Services Inc.
Ensign Energy Services Inc.

Independent Compensation Consultant

In 2019, Mercer (Canada) Limited (“Mercer”) was retained and received fees for their annual total compensation survey for the energy sector.

Services Provided	Fees in 2020		Fees in 2019
Executive Compensation Related Fees	$	nil	$	nil
Other fees(1)	$	nil		$9,400

(1)	Fees paid to Mercer for Western’s participation in, and access to, the annual market surveys carried out by Mercer in Canada.

Executive Compensation Program

General

Western’s executive compensation program is designed to reward Senior Executives and NEOs based on Western’s overall performance and growth. The program balances annual rewards for achieving individual and corporate success on a short-term basis with equity-based LTIs (Options and RSUs) that are intended to reward the individual based on the long-term share price performance of Western.

Risk Oversight in Relation to Compensation Policies and Practices

As part of its annual review of the Corporation’s executive compensation programs, the Corporate Governance and Compensation Committee takes into consideration a number of factors including an analysis to ensure that the compensation programs provide the Senior Executives incentive to achieve both short and long-term objectives without motivating them to take unnecessary risk. In particular, the Corporation notes the following factors which it believes should mitigate the likelihood that its Senior Executives will take unnecessary or excessive risk for the sake of enhanced rewards, including risks that are likely to have a material adverse effect on the Corporation:

•	the aggregate annual performance STIP pool is calculated by management based upon the achievement of certain company-wide financial metrics and safety targets (See “Components of Compensation – Annual Performance Short-Term Incentive Plan” below). However the final aggregate STIP pool and the individual allocations are subject to Board discretion based on management recommendations;
•	the Option Plan is designed so that Options vest over at least a three-year period and therefore encourages share price appreciation over the longer term. In doing so, the Corporate Governance and Compensation Committee believes this reduces the risk of actions which may have short-term advantages over long-term sustainable share price appreciation;
•	the RSU Plan is designed so that RSUs and Cash RSUs (as defined below) vest over a three-year period and, with respect to RSUs which are treasury settled, encourages share appreciation over the longer term. As with the Option Plan, the Corporate Governance and Compensation Committee believes this reduces the risk of actions which may have short-term advantages over long-term sustainable share price appreciation;
•	The Board has adopted an Incentive Compensation Clawback Policy concerning any incentive compensation received by an executive officer or former executive officer made under Western's annual and long-term incentive plans (see “Incentive Compensation and Clawback Policy” below); and
•	Other than in the case of new hires, Western does not generally award off-cycle grants of Options or RSUs.

Anti-Hedging/Speculation Policies

In addition, the Corporation discourages short-term speculation on its shares. The Insider Trading Policy of the Corporation provides that no director, officer, employee or consultant of the Corporation shall engage in any of the following activities with respect to the securities of the Corporation:

•	trading in securities of the Corporation on a short-term basis. Any Common Shares purchased on the open market must be held for a minimum of four months and ideally longer;
•	purchase of Corporation securities on margin for the purpose of short-term speculation;
•	short sales;
•	buying or selling put or call options;
•	purchasing financial instruments which are designed to hedge or offset a decrease in market value of equity securities granted by the Corporation as compensation or held, directly or indirectly, which financial instruments include but are not limited to, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly.

The Insider Trading Policy is available on the Corporation’s website at www.wesc.ca.

Incentive Compensation Clawback Policy

Further, the Board has adopted an Incentive Compensation Clawback Policy concerning any incentive compensation received by an executive officer or former executive officer made under Western's annual and long-term incentive plans, including all equity and equity-based incentive compensation plans (“Incentive-Based Compensation”). The policy permits the board of directors, in instances where it determines it is in the Corporation’s best interests to do so, to require reimbursement of all or a portion of Incentive-Based Compensation paid or granted to a current or former executive officer that: (a) was calculated based upon, or contingent on, the achievement of certain financial results that were subsequently the subject of or affected by a material restatement of all or a portion of Western's financial statements; and (b) the executive officer or former executive officer of Western engaged in intentional misconduct or fraud that caused or partially caused the need for the restatement, as admitted by the executive officer or former executive officer or, in the absence of such admission, as determined by a court of competent jurisdiction in a final judgment that cannot be appealed; and (c) the incentive compensation payment received would have been lower had the financial results been properly reported.

The Incentive Compensation Clawback Policy is available on the Corporation’s website at www.wesc.ca.

Components of Compensation

The overall compensation program for employees, including the Senior Executives and NEOs, is comprised of three primary components:

Base Salaries and Benefits

Salary amounts are set giving consideration to the skills required to carry out the Corporation’s business plan and how well the expertise and experience of these individuals fit with those requirements and the competitive marketplace. In addition, employees are provided benefits which include health and dental, short and long term disability and life insurance. As part of the benefits for employees in general, the Corporation has a matching plan (“Matching Plan”) whereby employees are given the option to contribute from 2% to 5% of their base salary to the plan which will, at the option of the employee, allocate such amount to a Registered Retirement Savings Plan (“RRSP”) or a Non-registered Savings Plan (“NRSP”). Contributions can be directed to purchase Common Shares or other designated securities available within the RRSP or NRSP and the Corporation will match RRSP or NRSP amounts and those matched funds will also be used for a RRSP or NRSP contribution. The foregoing is administered by a third party and such acquisitions of Common Shares can occur within the Matching Plan at any time.

Annual Performance Short-Term Incentive Plan

Employees are eligible to receive an annual cash bonus based upon a combination of corporate and individual performance. The Corporation's STIP is designed to reward eligible employees for performance against goals and objectives established at the beginning of the performance period. The STIP is structured to encourage and reward employees to maximize the Corporation’s short-term results. Performance measures are established by management at the corporate level for all eligible employees annually and are then reviewed and approved by the Board. However, the actual STIP pool amount and the individual bonus are subject to the discretion of the Board.

The STIP Pool

Under the Corporation’s compensation program, the target STIP pool is established by determining the total STIP target amounts for all the employees as recommended by management for the year. The total STIP amount is a multiple of the target STIP pool determined and recommended to the Board based on the following performance guidelines:

1.	Return on capital employed (“ROCE”). ROCE is calculated by dividing the pre-bonus earnings of the Corporation before interest and taxes by the average capital employed which is calculated as the average current assets (excluding cash) plus average property and equipment, less average current liabilities (excluding interest, tax and bonus payable amounts); and

2.	Total recordable incident frequency (“TRIF”). TRIF is a lagging indicator that determines the injury rate based on the number of recordable injuries and the total number of hours worked in a year. The foundation of the formula for calculating TRIF is defined by the Occupational Health & Safety Administration, a federal agency of the United States that regulates workplace safety and health. TRIF is calculated by multiplying the number of recordable injuries and illnesses incurred during the year by 200,000 and dividing that product by the total number of hours that were actually worked by employees. The “200,000” used in this calculation is the equivalent number of hours for 100 employees working 40 hours per week for 50 weeks. The overall annual TRIF which is determined at the end of the relevant year is based on the total number of recordable injuries for all divisions and the total hours worked for all divisions in the year.

Management believes the use of ROCE as a financial performance measure provides direct alignment with the interests of shareholders by providing a tangible financial target that must be met in order for employees to realize economic value under the STIP. Management also believes that the use of ROCE provides a balanced management approach that encourages prudent entrepreneurial risks and efficient capital deployment.

In addition to the financial performance measure, the Corporation also uses TRIF as a health and safety performance measure. The use of TRIF reinforces the Corporation's commitment to protect the health and safety of its employees, contractors, clients and other third party personnel in the communities in which the Corporation operates. The use of TRIF as a performance target also ingrains health and safety as a core part of the culture of the Corporation.

Upon final determination of the stated metrics compared to the established targets, the STIP pool and individual amounts to be paid to the Senior Executives as recommended by the Compensation Committee are provided to the Board for its review and approval.

In recent periods, giving consideration to the Corporation’s financial position and industry conditions, the actual amount available for payment in respect of the STIP plan has been adjusted downward to an amount that the Board, upon recommendation of Management, determined is financially sustainable for the Company while also reflecting the Board's compensation philosophy.

The 2020 ROCE payout threshold was met and the TRIF target was exceeded. In accordance with the STIP plan, the target STIP payment amount for NEOs was $1,445,744. However, the actual STIP payment was reduced by the Board, upon recommendation of Management, to $556,000. In 2019, the ROCE payout threshold was met and the TRIF target was exceeded. In accordance with the STIP plan, the target STIP payment amount for NEOs was $1,554,613; however, the actual STIP payment was reduced by the Board, upon the recommendation of Management, to $614,500.

Long-Term Incentive Compensation

Options

Options are viewed as an effective incentive to balance directors, officers, employees and consultants’ focus between short-term operating performance and profitable long-term growth, which should translate into share price appreciation for the benefit of shareholders. With Option grants vesting over time, they also should serve as an effective employee retention tool. Despite the dilutive aspect of Options, they directly align the interests of management and shareholders as the benefits derived from Options parallel the benefits realized by shareholders through share price appreciation. Options provide the potential for long-term rewards and above-average total compensation for superior, longer-term performance.

Existing or proposed directors, officers, employees and consultants are eligible to participate in the Option Plan. The Option Plan authorizes the Board to issue Options. Awards of Options are made from time to time to participants at varying levels consistent with the individual’s position and responsibility. The Board approves Option grants as recommended by the Corporate Governance and Compensation Committee. Subject to any limitations imposed by any relevant stock exchange or regulatory authority, the exercise price of an Option granted under the Option Plan shall be determined by the Board (at the recommendation of the Corporate Governance and Compensation Committee), but the exercise price shall not be less than the closing trading price of Western’s Common Shares on the trading day immediately prior to such date of grant. The Corporate Governance and Compensation Committee may recommend to the Board the time during which Options vest and the method of vesting, or that no such vesting restriction shall exist. In the absence of any such restriction as to vesting options granted vest at a rate of one third each on the grant date, first and second anniversaries of the date of grant, and shall have a maximum term of five years. The term and other provisions of the Options are subject to the terms of the Option Plan. Previous grants are not taken into account when considering new grants of Options.

RSUs

Existing or proposed directors, officers, employees and consultants are eligible to participate in the RSU Plan. The RSU Plan authorizes the Board to issue RSUs. Awards of RSUs are made from time to time to participants at varying levels consistent with the individual’s position and responsibility. The Board approves grants as recommended by the Corporate Governance and Compensation Committee. Previous grants are not taken into account when considering new grants of RSUs. The term and other provisions of the RSU are subject to the terms of the RSU Plan. RSUs vest at a rate of one third each on the first, second and third anniversaries of the date of grant. Upon vesting RSUs can be settled at the sole discretion of the Board (at the recommendation of the Corporate Governance and Compensation Committee) through the issue of Common Shares from treasury or through purchase on the Toronto Stock Exchange, or settlement may be in the form of cash in which case the number of vested RSUs would be multiplied by the vesting date share price to determine the quantum of the cash settlement (for clarity, RSUs settled with Common Shares are referred to herein as “RSUs” while those settled in cash will be referred to as “Cash RSUs”, Cash RSUs are not considered dilutive).

Performance Analysis

The graph below illustrates Western’s share performance over the last five years.

Share Price Performance Graph since 2016

The following graph compares the cumulative total return on Western’s Common Shares from January 1, 2016 to December 31, 2020 with the S&P/TSX composite index and the S&P/US oil & gas equipment & services select industry index for the same period. It assumes an initial investment of $100 on December 31, 2015, with all dividends reinvested.

	SYMBOL	31-Dec-15 ($)	31-Dec-16 ($)	31-Dec-17 ($)	31-Dec-18 ($)	31-Dec-19 ($)	31-Dec-20 ($)
Western Common Shares	WRG	100.00	81.18	33.00	11.78	7.33	12.57
S&P/TSX Composite Index	^TSX	100.00	121.08	132.09	120.36	147.89	156.17
S&P/US oil & gas equipment & services select industry index	^XES	100.00	125.29	97.14	51.01	45.92	25.55

Share Price Performance in Relation to Executive Compensation

Each of the following three NEOs, being Alex R.N. MacAusland, Jeffrey K. Bowers and J. Aaron MacAusland have been with the Corporation since before December 31, 2014. The other two NEOs, being Jack R. Pepper and Peter J. Balkwill have been with the Corporation since before April 30, 2015. Over the period of December 31, 2014 to December 31, 2020, Western’s drilling rig fleet increased from 53 to 57 drilling rigs, making Western the fourth largest contract drilling contractor in Canada (based on the number of rigs currently registered with the Canadian Association of Oilwell Drilling Contractors (“CAODC”) and further diversified into the United States. In 2015, Western successfully completed a significant capital build program. In 2018 and 2019, Western established operations in the Permian basin in the United States, acquiring and re-furbishing one rig and re-deploying an underutilized Canadian rig. Over this same time period, the well servicing rig fleet has remained steady, increasing by one well servicing rig to total 66 service rigs at December 31, 2020. In late 2018, the well servicing division established operations in California by re-deploying three underutilized rigs from its Canadian fleet.

A significant crude oil and natural gas price decline started in June 2014. The low commodity price environment drove a significant reduction in drilling activity in Canada, continuing through the first half of 2017 and reaching bottom in 2016. Operators remained focused on shareholder returns and debt repayment, further constraining capital spending. Global crude markets received some support with OPEC intervention in 2017 and there was a modest increase in operator capital spending. However, in October 2018, continued production growth from shale oilfields in the United States and a lower than anticipated reduction in exports from Iran resulted in higher than expected global crude oil supply, which put considerable pressure on crude oil pricing. This pricing pressure was compounded in Canada as refinery maintenance and crude oil egress limitations resulted in record wide differentials for Canadian realized crude oil prices. In response to the situation facing oil producers in Alberta, the Government of Alberta mandated an oil production curtailment which is gradually being relaxed. This narrowed the pricing differential however, the curtailment significantly suppressed industry drilling activity in 2019. Given the challenges facing the Corporation’s customers in Canada, Western established operations in the Permian basin and Bakersfield, California as described above. This expansion allowed for increased market diversification and provides a platform that will allow Western to grow if demand warrants.

In March 2020, the World Health Organization declared a global pandemic as a result of the COVID-19 outbreak, which led to demand destruction worldwide as countries implemented emergency measures such as lockdowns, to prevent the spread of the COVID-19 virus. The significant decrease in global demand for crude oil, coupled with an international price war, resulted in historic lows and increased volatility in crude oil prices. The current economic environment and the ongoing pandemic is continuing to impact the Company and the full extent of the impact is unknown, as it will depend on the duration of the pandemic and its resulting impact on the economy and international markets.

Over this period, Western continued to focus on cost management, profitability and balance sheet preservation, navigating within the constraints of the depressed Canadian industry environment and the demand destruction caused by the COVID-19 pandemic. Overhead and administrative support levels were downsized to match activity levels, maintenance capital was carefully managed and expansion capital was limited to projects with compelling returns and rapid payback.

During the first quarter of 2018, the Corporation successfully re-financed its Senior Notes, by re-paying the $265.0 million 7⅞% Senior Notes with a combination of a single draw on a new $215.0 million 7.25% Second Lien Facility, cash on hand and funds available under the Corporation’s existing Credit Facilities. The re-financing reduced interest costs, improved total debt metrics and extended long term debt maturity to January 31, 2023. In the fourth quarter of 2018, the Corporation voluntarily decreased the borrowing limit on its Revolving Facility from $70.0 million to $50.0 million in Q4 2018, reducing interest costs. In conjunction with the rightsizing of the Credit Facilities, the Corporation removed the debt service coverage ratio, increasing financial flexibility.

On December 31, 2020, the Company amended the terms and extended the maturity of the Credit Facilities to July 1, 2022 and obtained covenant relief for the third and fourth quarters of 2021. In conjunction with the amended Credit Facilities, Western obtained a $12.5 million committed term non-revolving facility (the “HSBC Facility”) with the participation of Business Development Bank of Canada (“BDC”) under BDC’s Business Credit Availability Program (“BCAP”). The BCAP program was implemented to help small and medium sized companies, directly impacted by the COVID-19 pandemic, by providing additional liquidity to cover operating costs. The Company used the proceeds to fund its January 2021 interest and principal payments under the Second Lien Facility, and the remaining funds will be used for future interest and principal payments to Alberta Investment Management Corporation.

Western’s Corporate Governance and Compensation Committee believes that the compensation paid to the NEOs in 2020 was appropriate considering the challenges associated with the ongoing COVID-19 pandemic on Western’s operations and management’s ability to navigate the market uncertainty during 2020, while managing capital, operating and overhead expenditures to preserve the balance sheet, combined with reduced staffing levels and more responsibility placed on remaining employees. The Share Price Performance Graph since 2015 set forth above and the Summary Compensation Table set forth below demonstrate the correlation that exists between the compensation paid to Western’s NEOs and Western’s total shareholder return (“TSR”) over the three-year period.

Senior Executives’ total reported (versus realizable) compensation over the past five years has trended down in conjunction with Western’s TSR, and the impact on Western’s TSR from the decline in the share prices of North American oilfield service companies throughout the period to 2019 is reflected in the difference between the realizable and reported compensation of Western’s CEO and CFO as illustrated in the tables on page 26. Compensation for the NEOs also reflects the high level of variable pay, both short and long term, which forms part of the total compensation program for the Corporation’s executives.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

Securities legislation requires the disclosure of the compensation received by the NEOs of the Corporation for the three most recently completed financial years. “NEO” or “Named Executive Officer” is defined by the legislation to mean (i) each of the Chief Executive Officer and Chief Financial Officer of the Corporation, regardless of the amount of compensation of that individual, (ii) each of the Corporation’s three most highly compensated executive officers or individuals acting or in a similar capacity, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers at the end of the most recently completed financial year and whose total compensation and bonus exceeds $150,000, and (iii) any additional individual for whom disclosure would have been provided under (ii) but for the fact that the individual was not serving as an executive officer of the Corporation at the end of the most recently completed financial year end of the Corporation.

An “executive officer” is defined by the legislation to mean (i) the Board Chair of the Corporation, (ii) a vice chair of the Board of the Corporation, (iii) the President of the Corporation, (iv) a vice president of the Corporation in charge of a principal business unit, division or function, such as sales, finance or production, or (v) an officer of the Corporation or any of its subsidiaries or any other person who performed a policy-making function in respect of the Corporation.

During the financial year ended December 31, 2020, there were five NEOs being Alex R.N. MacAusland, President and Chief Executive Officer; Jeffrey K. Bowers, Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary; Jack R. Pepper, Vice President, Operations and Business Development, Stoneham Drilling; Peter J. Balkwill, Vice President, Finance; and J. Aaron MacAusland, General Manager, Horizon Drilling.

The following table sets forth all annual and long-term compensation information concerning the total compensation paid to the NEOs.

Name and Principal Position	Year	Salary ($)	Share- based Awards(2) ($)	Option- based Awards(3) ($)	Non-equity incentive Plan Compensation(4) ($)	Pension Value ($)	All Other Compensation(5) ($)	Total Compensation ($)
Alex R.N. MacAusland(1) President and Chief Executive Officer	2020 2019 2018	525,000 525,000 525,000	19,091 9,379 39,199	40,000 23,492 92,953	250,000 250,000 350,000	- - -	82,097 90,018 74,028	916,188 897,889 1,081,180
Jeffrey K. Bowers Senior Vice President Finance, Chief Financial Officer and Corporate Secretary	2020 2019 2018	375,000 375,000 375,000	13,637 6,698 27,993	30,000 16,780 66,395	200,000 200,000 300,000	- - -	72,597 69,749 57,819	691,234 668,227 827,207
Jack R. Pepper Vice President, Operations and Business Development, Stoneham Drilling	2020 2019 2018	305,568 311,712 327,408	4,365 2,143 8,961	10,545 5,370 21,245	- 50,000 67,872	- - -	100,037 87,776 81,852	420,515 457,001 507,338
Peter J. Balkwill Vice President, Finance	2020 2019 2018	245,000 245,000 245,000	7,129 3,502 14,637	11,352 8,770 34,703	51,000 50,000 72,455	- - -	35,485 40,450 42,063	349,966 347,722 408,858
J. Aaron MacAusland General Manager, Horizon Drilling	2020 2019 2018	232,500 232,500 232,500	4,227 2,076 8,677	10,545 5,202 34,703	55,000 50,000 52,314	- - -	19,490 19,112 26,457	321,762 308,890 354,651

Notes:

(1)	Mr. Alex R.N. MacAusland is not compensated for his role as a director of the Corporation.
(2)	Includes RSUs and Cash RSUs and represents the fair value of the share-based awards granted during the year. The fair value of the share-based awards granted to NEOs pursuant to the RSU Plan is a theoretical expected value calculated at the date of grant by multiplying the number of RSUs granted by the closing prices of the Common Shares on the date before the applicable calculation date, being each of the following values: $0.265 for RSUs issued on August 25, 2020, $0.24 for RSUs issued on August 20, 2019 and $0.86 for RSUs issued on August 3, 2018.
(3)	The grant date fair value of option-based awards granted to NEOs pursuant to the Option Plan is $0.10 on August 25, 2020, $0.08 on August 20, 2019 and $0.25 for Options issued on August 3, 2018. The grant date fair value of Options issued in 2020 for compensation disclosure purposes is calculated using a Black-Scholes option pricing model with the following assumptions: (i) average risk-free interest rate of 0.26%; (ii) average expected life of 2.0 years; (iii) volatility of 72%; and (iv) expected dividend yield of 0%. This methodology is consistent with the method used to estimate the fair value of Options in Western’s financial statements.
(4)	These represent annual cash bonuses in respect of the particular fiscal year. There are no non-equity long-term incentive plans.
(5)	All Other Compensation for each of the NEOs is comprised of the following elements: Mr. Alex R.N. MacAusland: monthly car allowance, monthly parking, physical wellness allowance and RRSP contributions; Mr. Bowers: monthly car allowance, monthly parking, physical wellness allowance and RRSP contributions; Mr. Pepper: monthly car allowance, monthly living allowance and 401k contributions; Mr. Balkwill: monthly car allowance, monthly parking, physical wellness allowance, and RRSP contributions; and Mr. J. Aaron MacAusland: vehicle, physical wellness allowance, and RRSP contributions.
(6)	Mr. Pepper’s compensation has been translated into Canadian dollars from US dollars using the following closing exchange rates: December 31, 2020: 1.2732, December 31, 2019: 1.2988 and December 31, 2018: 1.3642.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth all awards outstanding at December 31, 2020 made to the NEOs.

Option-Based Awards					Share-Based Awards(3)
Name	Number of Securities Underlying Unexercised Options(1) (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options(2) ($)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-based Awards that have not Vested(4) ($)	Market or Payout Value of Value Vested Share-Based Awards not Paid out or Distributed ($)
Alex R.N. MacAusland President and Chief Executive Officer	199,500 164,600 371,810 293,650 400,000	3.30 1.24 0.86 0.24 0.265	Aug 15, 2021 Aug 22, 2022 Aug 2, 2023 Aug 19, 2024 Aug 24, 2025	- - - 70,476 86,000	113,286	54,377	-
Jeffrey K. Bowers Senior Vice President Finance, Chief Financial Officer and Corporate Secretary	150,000 117,600 265,580 209,750 300,000	3.30 1.24 0.86 0.24 0.265	Aug 15, 2021 Aug 22, 2022 Aug 2, 2023 Aug 19, 2024 Aug 24, 2025	- - - 50,340 64,500	80,917	38,840	-
Jack Pepper, Vice President, Operations and Business Development, Stoneham Drilling	29,250 29,700 84,980 67,120 105,450	3.30 1.24 0.86 0.24 0.265	Aug 15, 2021 Aug 22, 2022 Aug 2, 2023 Aug 19, 2024 Aug 24, 2025	- - - 16,109 22,672	25,896	12,430	-
Peter J. Balkwill Vice President, Finance	60,500 61,500 138,810 109,630 113,520	3.30 1.24 0.86 0.24 0.265	Aug 15, 2021 Aug 22, 2022 Aug 2, 2023 Aug 19, 2024 Aug 24, 2025	- - - 26,311 24,407	42,300	20,304	-
J. Aaron MacAusland General Manager, Horizon Drilling	32,500 29,700 82,330 65,020 105,450	3.30 1.24 0.86 0.24 0.265	Aug 15, 2021 Aug 22, 2022 Aug 2, 2023 Aug 19, 2024 Aug 24, 2025	- - - 15,605 22,672	25,080	12,038

Notes:

(1)	Options to purchase Common Shares.
(2)	Based on the closing share price of the Common Shares on December 31, 2020 of $0.48.
(3)	Consists of RSUs and Cash RSUs pursuant to the RSU Plan.
(4)	The fair value of the share-based awards granted to NEOs pursuant to the RSU Plan is a theoretical expected value calculated by multiplying the number of RSUs held by the closing price of the Common Shares on the calculation date, being $0.48 on December 31, 2020.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth particulars concerning each incentive plan award granted to each of the NEOs for the year ended December 31, 2020.

Name	Option-Based Awards – Value Vested During the Year(1) ($)	Share-based Awards – Value Vested During the Year(2) ($)	Non-equity Incentive Plan Compensation – Value Earned During the Year ($)
Alex R.N. MacAusland President and Chief Executive Officer	1,958	14,198	250,000
Jeffrey K. Bowers Senior Vice President Finance, Chief Financial Officer and Corporate Secretary	1,398	10,138	200,000
Jack Pepper, Vice President, Operations and Business Development, Stoneham Drilling	447	2,907	-
Peter J. Balkwill Vice President, Finance	731	5,299	51,000
J. Aaron MacAusland General Manager, Horizon Drilling	433	2,856	55,000

Notes:

(1)	Represents the aggregate dollar value that would have been realized if the Options under the option-based award had been exercised on the vesting date based on the difference between the closing market price of the Western’s Common Shares on the vesting date and the exercise price of the Options.
(2)	Represents the aggregate dollar value realized upon vesting of share-based awards which includes RSUs and Cash RSUs. The value is based on the market value of the underlying Common Shares on the vesting date.

Reported vs. Realizable Compensation

The tables below show Messrs. MacAusland and Bowers’ long-term incentive awards compared to their actual payouts for the past five years and the point-in-time estimates of the unpaid balance (or gain in the case of options).

Alex R.N. MacAusland Long-term Incentive Compensation (RSUs and Options)	2016 ($)	2017 ($)	2018 ($)	2019 ($)	2020(2) ($)
Grant Value Reported	224,985	160,000	132,152	32,871	59,091
Paid in 2016	-	-	-	-	-
Paid in 2017	7,531	-	-	-	-
Paid in 2018	4,980	25,067	-	-	-
Paid in 2019	1,170	6,010	4,023	-	-
Paid in 2020	-	7,143	3,799	3,257	-
Total Paid	13,681	38,220	7,822	3,257	-
Estimated unvested/unexercised value(1)	-	-	7,293	82,981	120,579
Total paid plus unvested/unexercised value	13,681	38,220	15,114	86,238	120,579
Total paid plus unvested value as a % of grant value reported	6%	24%	11%	262%	204%
Net realizable compensation from Grant Value Reported	(211,304)	(121,780)	(117,038)	53,367	61,488

Jeffrey K. Bowers Long-term Incentive Compensation (RSUs and Options)	2016 ($)	2017 ($)	2018 ($)	2019 ($)	2020(2) ($)
Grant Value Reported	167,400	114,260	94,388	23,478	43,637
Paid in 2016	-	-	-	-	-
Paid in 2017	5,439	-	-	-	-
Paid in 2018	3,597	17,896	-	-	-
Paid in 2019	845	4,291	2,873	-	-
Paid in 2020	-	5,100	2,713	2,326	-
Total Paid	9,881	27,287	5,586	2,326	-
Estimated unvested/unexercised value(1)	-	-	5,208	59,271	89,201
Total paid plus unvested/unexercised value	9,881	27,287	10,794	61,597	89,201
Total paid plus unvested value as a % of grant value reported	6%	24%	11%	262%	204%
Net realizable compensation from Grant Value Reported	(157,519)	(86,973)	(83,594)	38,119	45,564

Notes:

(1)	The estimated unvested values represent the value of unvested RSUs and Cash RSUs and in-the-money unexercised Options calculated using the closing trading price of the Common Shares on the TSX on December 31, 2020 ($0.48). These are point-in-time estimations and can vary significantly depending on changes in share price.
(2)	As at March 15, 2021 no RSUs or Options granted in 2020 had vested.

Termination and Change of Control Benefits

Messrs. MacAusland and Bowers (hereinafter the “Subject Employee” or “Subject Employees”) are subject to terms of employment which continue indefinitely and provide for payment of the Subject Employee’s annual base salary and participation in certain benefits provided by the Corporation until the employment agreement is terminated. The employment agreements contain provisions providing for the payment by the Corporation to the Subject Employees of certain amounts and benefits in the event of termination and in the event of a “change of control”, as described below.

The Corporation is entitled to terminate the employment agreement with either Subject Employee at any time for just cause and is then obligated to pay such Subject Employee’s gross salary through to the termination date, any bonus declared but not yet paid, accrued and unused vacation and outstanding expense reimbursements. Either of the Subject Employees may terminate his employment by giving 30 days’ written notice.

The Corporation has a right to terminate either of the Subject Employees’ employment agreement by paying to the Subject Employee a severance amount (the “Severance Amount”) equal to (i) 24 months’ annual salary, (ii) 20% of amount referenced in (i) as compensation for lost benefits and perquisites, and (iii) the greater of, two times the average of the amount awarded to the Subject Employee as a bonus pursuant to the Corporation’s bonus plan in respect of the two most recently completed performance years or two times annual salary. Either of the Subject Employees will be entitled to treat his employment as being “terminated without cause”, and be entitled to the Severance Amount, if the Corporation unilaterally makes material changes the Subject Employee’s position or duties, title or office, which includes any removal from or failure to re-elect or re-appoint the Subject Employee to any positions or offices, or if the Corporation reduces the Subject Employee’s annual salary or the Subject Employee’s other remuneration or responsibilities taken as a whole (“Good Reason”), unless such changes are made with the consent of the Subject Employee. The executive employment agreements contain standard non-solicitation provisions that prohibit the Subject Employees from soliciting Western's employees or customers for one year following the cessation of employment. Furthermore, for one year following the cessation of employment, the Subject Employee is prohibited from (i) making an offer for shares or assets of Western; (ii) soliciting proxies to complete an offer for shares or the assets of Western; and (iii) instituting any type of shareholder proposal.

In the event of a change of control (as defined below), each of Subject Employees is entitled to the Severance Amount if (i) his employment is terminated by the Corporation without cause within 60 days of the date of a Change of Control; or (ii) Good Reason exists, then the Subject Employee may provide 30 days written notice of his intent to terminate his employment within 60 days of the date of the Change of Control and the existence of Good Reason.

The executive employment agreements define a “Change of Control” as follows: (i) the purchase or acquisition of Common Shares and/or securities convertible into Common Shares or carrying the right to acquire Common Shares (“Convertible Securities”) as a result of which a person, group of persons or persons acting jointly or in concert, or any affiliates or associates of any such person, group of persons or any of such persons acting jointly or in concert (collectively the “Holders”) beneficially own or exercise control or direction over Common Shares and/or Convertible Securities such that, assuming after the conversion of the Convertible Securities beneficially owned by the Holders thereof, would have the right to cast more than 30% of the votes attached to all Common Shares; (ii) an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another entity pursuant to which the shareholders of the Corporation immediately thereafter do not own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all of the Common Shares; (iii) a liquidation, dissolution or winding up of the Corporation; (iv) the sale, lease or exchange of all or substantially all of the assets of the Corporation; (v) the election at a meeting of the Corporation's shareholders of a number of directors, who were not included in the slate for election as directors approved by the prior Board, and would represent a majority of the Board; (vi) the appointment of a number of directors which would represent a majority of the Board and which were nominated by any holder of voting shares of the Corporation or by any group of holders of voting shares of the Corporation acting jointly or in concert and not approved by the Corporation's prior Board; or (vii) a determination by the Board that there has been a change, whether by way of a change in the holding of Common Shares, or otherwise in the ownership of the Corporation's assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation.

The table below sets out an estimated aggregate amount that each of Messrs. MacAusland and Bowers would have been entitled to receive if he had been terminated without cause, or if Good Reason exists following the occurrence of a Change of Control, on December 31, 2020.

Name	Annual Salary Component ($)	Loss of Benefits and Perquisites Component ($)	Loss of Bonus Component ($)	Total Severance Amount ($)
Alex R.N. MacAusland	1,050,000	210,000	1,050,000	2,310,000
Jeffrey K. Bowers	750,000	150,000	750,000	1,650,000

The table below sets out an estimated aggregate amount that each NEO would have been entitled to receive upon the occurrence of a Change of Control on December 31, 2020, pursuant to the accelerated vesting provisions of the Option Plan and RSU Plan.

Name	Option-Based Award Payments ($)(1)	Share-Based Award Payments ($)(2)
Alex R.N. MacAusland	156,476	54,377
Jeffrey K. Bowers	114,840	38,840
Jack R. Pepper	38,781	12,430
Peter J. Balkwill	50,718	20,304
J. Aaron MacAusland	38,277	12,038

Notes:

(1)	Upon the occurrence of a change of control and the termination of the NEO's employment without cause or by the employee for Good Reason (as defined in the Option Plan), in either case within 12 months of such change of control, all unvested Options as at December 31, 2020 would immediately vest and be paid to the NEO in accordance with the Option Plan. See “Securities Authorized for Issuance under Equity Compensation Plans – Long-Term Incentive Equity Plans”. The amount represents the total value of unexercised Options that are in-the-money based on $0.48, the closing price of the Common Shares on the TSX on December 31, 2020.
(2)	Upon the occurrence of a change of control and the termination of the NEO's employment without cause or by the employee for Good Reason (as defined in the RSU Plan), in either case within 12 months of such change of control, all unvested RSUs and Cash RSUs as at December 31, 2020 would immediately vest and be paid to the NEO in accordance with the RSU Plan. See “Securities Authorized for Issuance under Equity Compensation Plans – Long-Term Incentive Equity Plans”. The amount represents the estimated market value of the outstanding RSUs and Cash RSUs as at December 31, 2020 based on $0.48, the closing price of the Common Shares on the TSX on December 31, 2020.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Long-Term Incentive Equity Plans

In order to attract and retain qualified personnel and provide incentives and rewards to the directors, officers, employees and consultants of Western, the Board has adopted long-term incentive equity plans which include the Option Plan and the RSU Plan.

The Option Plan authorizes the Board to grant Options to purchase Common Shares to directors, officers, employees and consultants of Western.

The RSU Plan authorizes the Board to issue RSUs which entitle the holder to either receive, at the Board’s discretion, one Common Share or the cash equivalent of the fair market value of one Common Share to directors, officers, employees and consultants of Western.

Under the Option Plan and the RSU Plan, the aggregate number of Common Shares issuable upon exercise of Options granted thereunder may not exceed 10% of the issued and outstanding Common Shares from time to time and up to 5% of the Shares will be allocated to the RSU Plan for treasury settled RSUs and the Common Shares reserved for issuance to any one person shall not exceed 5% of the outstanding Common Shares from time to time.

Summary of Option Plan

The following is a summary of the Option Plan.

This summary is qualified in its entirety by reference to the full text of the Option Plan, which was filed on May 1, 2017 under Western’s profile at www.sedar.com.

Purpose

The purpose of the Option Plan is to develop the interest of existing or proposed directors, employees and consultants of Western and its subsidiaries and other persons who provide ongoing management or consulting services to Western or its subsidiaries in the growth and development of Western by providing them with the opportunity through share purchase options to acquire an increased proprietary interest in Western.

Participation Limits

The Option Plan provides that the number of Common Shares issuable pursuant to Options granted shall not exceed 10% of the aggregate number of issued and outstanding Common Shares at any given time. The number of Common Shares issuable to insiders pursuant to Options granted under the Option Plan and any other security based compensation arrangement at any time may not exceed 10% of the outstanding Common Shares, and the number of Common Shares issued to insiders, within any one year period, under the Option Plan and any security based compensation arrangement may not exceed 10% of the outstanding Common Shares. The maximum number of Common Shares that may be issued to any one participant under the Option Plan is 5% of the outstanding Common Shares.

The maximum number of Common Shares issuable to non-employee directors under the Option Plan shall not exceed 1% of the total number of Common Shares outstanding from time to time and the total annual grant to any one non-employee director shall not exceed an annual equity value of $100,000 to each non-employee director (based on a Black-Scholes calculation). Grants of Options and grants under any other security based compensation arrangement to non-employee directors shall not exceed an annual equity value of $150,000 to each non-employee director (based on a Black-Scholes calculation).

Number of Common Shares Issued and Issuable

As of December 31, 2020, there were 7,464,687 Options issued and outstanding, representing 8.2% of the issued and outstanding Common Shares. Accordingly, as at December 31, 2020 when combined with the total number of Common Shares reserved for issuance under the RSU plan there were approximately 407,665 unallocated Options available for issuance under the Option Plan representing approximately 0.4% of the issued and outstanding Common Shares. The Corporation’s annual burn rate, as calculated in accordance with Section 613(p) of the TSX Company Manual, under the Option Plan was as follows:

	2020	2019	2018
Total Options Granted	2,484,600	2,221,410	2,906,040
Weighted average number of Common Shares	91,253,251	92,379,902	92,224,585
Annual burn rate(1)	2.7%	2.4%	3.2%
Annual Option exercise rate(2)	0.0%	0.0%	0.0%

Notes:

(1)	The burn rate is calculated based on the total number of Options granted in the year divided by the weighted average number of Common Shares issued and outstanding during the year.
(2)	The exercise rate is calculated based on the total number of Options exercised divided by the weighted average number of Common Shares issued and outstanding during the year.

No Common Shares were issued pursuant to the Option Plan during the financial years ended December 31, 2020, 2019 or 2018.

Granting of Options

The Option Plan provides that, at the time of granting an Option under the Option Plan, the Board (or a committee thereof) will determine the exercise price when such Option is granted subject to any limitations imposed by any relevant stock exchange or regulatory authority and the exercise price shall not be less than an amount equal to the market value of the Common Shares. The market value is defined in the Option Plan as the closing price on the trading day prior to the date of grant on the TSX. As well, the Board (or a committee thereof) will determine, at the time of granting an Option under the Option Plan, the expiry date of each Option (not to exceed 5 years after the date of grant) and the extent to which each Option vests.

Vesting

The Board (or a committee thereof) may, in its sole discretion, determine the time during which Options shall vest and the method of vesting, or that no vesting restriction shall exist. In the absence of any such determination as to vesting, vesting shall be as to 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant and 1/3 on the third anniversary of the date of grant.

The Board has resolved that vesting provisions for Options granted by Western shall vest 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant and 1/3 on the third anniversary of the date of grant.

Change of Control, Amalgamation or Sale

If an optionee ceases to be a participant of the Option Plan as a result of a Change of Control and the termination of such optionee’s employment with Western either (i) by Western without Just Cause; or (ii) by the optionee for Good Reason (as such terms are defined in the Option Plan). In either case in connection with or within 12 months of such Change of Control, the vesting date for all outstanding Options held by such optionee shall be deemed to have occurred on the date notice of termination of employment by the optionee is given by Western or on the date such notice is given by the optionee to Western, as the case may be.

In the event of a Change of Control of the Corporation, a participant in the Option Plan shall be entitled to make an offer to the Corporation for the disposition and surrender of their Options for an amount (not to exceed the fair market value) specified therein and the Corporation may (but is not obligated to) accept such offer subject to regulatory approval. If the offer is accepted, the Options in respect of which the offer relates shall be surrendered and deemed to be terminated and cancelled and shall cease to grant its former holder any further rights thereunder upon payment of the amount agreed to by the participant and Western.

The Option Plan also states that if Western amalgamates with another entity or sells all or substantially all of its assets in exchange for shares of another entity, Western shall make provision that upon exercise of an Option following the effective date of such transaction, the holders of Options shall receive shares in the successor entity on the same basis the Option holder would have received if the Option holder had purchased shares of Western immediately prior to the amalgamation or sale and that upon making such provision the obligation of the Corporation to the holders of Options in respect of the Common Shares subject to the Option shall terminate. Any adjustments or any determinations as to fair market value of any securities pursuant to the foregoing shall be made by the Board (or a committee thereof), and any reasonable determination made by the Board (or a committee thereof) shall be binding and conclusive.

Take-over Bid

If the Board approves a take-over bid of Western by another entity, unvested Options held shall accelerate to allow holders to exercise their Options to tender shares issuable pursuant thereto to the bid but shall be deemed not to have been issued if the bid is not successful. If such an approved take-over bid occurs, an Option holder has the right to exercise all of their Options; however, any Options not yet vested and exercisable may only be purchased for tender pursuant to the take-over bid. If an Option holder does not exercise and tender to the bid, the Options outstanding after the bid may be cancelled by paying the holder the difference between the exercise price and the fair market value of the securities the Option holder would have received if their Options had been exercised.

Additional Terms

If an Option holder ceases to be an employee or a director of Western, or providing ongoing management or consulting services to Western, as the case may be, the Option shall terminate on a date set forth in the Option agreement, such date not to be in excess of six months from the date of such termination. The Option Plan states each Option shall provide that upon the death of an optionee, the Option shall terminate on a date determined by the Board (or a committee thereof), which shall not be more than 12 months from the date of death and, in the absence of such determination, such date shall be 6 months from the date of death. The Option Plan does not provide for any assignability of Options.

Western does not provide financial assistance to plan participants in connection with the Option Plan.

Amendments

The Option Plan also provides that the Board may, in its sole discretion and without further approval of the shareholders of Western, amend, suspend, terminate or discontinue the Option Plan and may amend the terms and conditions of Options granted under the Option Plan, subject to any required approval of any regulatory authority or applicable stock exchange. Subject to any required regulatory approval of any regulatory authority or stock exchange, the Board may at any time alter, amend or vary the Option Plan without the approval of the shareholders of Western if the alteration, amendment or variance does not: (a) increase the number of shares that can be issued under the Option Plan; (b) reduce the exercise price of an outstanding Option except for the normal anti-dilution provisions whereby option values are maintained in connection with a subdivision, consolidation, conversion, reclassification, re-division or re-designation of Common Shares or a reorganization, amalgamation, consolidation, merger, takeover bid or similar transaction involving Western; (c) extend the expiry date of an outstanding option or amend the Option Plan to permit the grant of an option with an expiry date of more than five years from the grant date; (d) allow for the transfer of Options, except if the transfer is to an entity controlled by the Option holder, a charity or for estate planning or estate settlement purposes; (e) expand the categories of individuals eligible to participate in the Option Plan; (f) amend the Option Plan to remove or exceed participation limits of non-employee directors; or (g) amend the Option Plan to provide for other types of compensation through equity issuance.

Summary of RSU Plan

The following is a summary of the RSU Plan for the year ended December 31, 2020. In 2016, the Board adopted the RSU Maximum Issuance Amendment and the Administrative RSU Plan Amendments both of which approved by shareholders of the Corporation in 2017.

This summary is qualified in its entirety by reference to the full text of the RSU Plan, which was filed on May 1, 2017 under Western’s profile at www.sedar.com.

Purpose

The purpose of the RSU Plan is to: (i) strengthen the ability of Western and its affiliates to attract and retain qualified directors, employees and consultants of Western (“Eligible Participants”); (ii) align the interests of Eligible Participants with the interests of the Shareholders; and (iii) focus management of Western on operating and financial performance and total long-term Shareholder return by providing an increased incentive to contribute to Western’s growth and profitability.

Compensation under the RSU Plan

The RSU Plan provides for the issuance of RSUs. An RSU award entitles the grantee thereof to receive, on each applicable vesting date, either: (i) at the election of the Board or any committee of the Board delegated responsibility for the RSU Plan (either the Board or such committee of the Board referred to as the “RSU Plan Committee”) (A) the number of Common Shares deliverable on such vesting date pursuant to the terms of the RSU grant or (B) such lesser number of Common Shares as the RSU Plan Committee may determine in partial satisfaction of the number of Common Shares deliverable on such vesting date pursuant to the terms of the RSU grant; or (ii) unless the RSU Plan Committee determines to issue, in full settlement therefore, Common Shares on such vesting date in respect of an RSU award, a cash payment equal to the Fair Market Value (as such term is defined in the RSU Plan, determined on the basis of a volume weighted average for the five days on which the Common Shares were traded immediately preceding such date) of a Common Share on such vesting date multiplied by the number of RSUs that vest to the grantee on such vesting date.

The RSU Plan Committee may consider the following factors in making RSU awards: (i) compensation data for comparable benchmark positions among the Corporation's competitors; (ii) the duties and seniority of the Eligible Participant; (iii) the performance of the Eligible Participant in the prior year relevant to the Performance Measures (as defined in the RSU Plan) of the Corporation for the relevant performance period; (iv) individual and/or departmental contributions and potential contributions to the success of the Corporation; and (v) such other factors as deemed relevant in connection with accomplishing the purposes of the RSU Plan.

Western does not provide financial assistance to plan participants in connection with the RSU Plan.

Vesting

An award under the RSU Plan shall vest as to one third on each anniversary date following the date such RSU is granted, subject to accelerated vesting in the event of a Change of Control and the Eligible Participant ceasing to participate in the RSU Plan either (A) as a result of a Termination Without Cause; or (B) by the Eligible Participant for Good Reason (as such terms are defined in the RSU Plan) in either case in connection with or within 12 months of such Change of Control, provided that the vesting date for all RSUs granted under a particular award shall not be later than November 30 of the third year following the year the particular award was made.

Common Shares Subject to the RSU Plan

The maximum number of Common Shares which may be reserved for issuance: (i) (A) under the RSU Plan shall not exceed 5% of the total number of Common Shares issued and outstanding from time to time; and (B) when combined with the maximum number of Common Shares which may be reserved for issuance under all other security based compensation arrangements of the Corporation shall not exceed 10% of the total number of Common Shares issued and outstanding from time to time; and (ii) to “insiders” and their “associates” and “affiliates”, as such terms are defined by the Securities Act (Alberta), under the RSU Plan and all other security based compensation arrangements of Western cannot exceed 10% of the Common Shares issued and outstanding from time to time. In addition, the number of Common Shares which may be issued to insiders within any one year period under the RSU Plan and all other security based compensation arrangements of Western cannot exceed 10% of the total number of Common Shares issued and outstanding from time to time.

The number of Common Shares issuable in any 12 month period under the RSU Plan: (i) to any one Eligible Participant shall not exceed 2% of the total number of Common Shares issued and outstanding from time to time; and (ii) to employees whose primary function is conducting Investor Relations Activities (as such term is defined in the RSU Plan) shall not exceed in the aggregate 2% of the total number of Common Shares issued and outstanding from time to time.

The maximum number of Common Shares issuable to non-employee directors under the RSU Plan shall not exceed 1% of the total number of Common Shares outstanding from time to time, and the aggregate Fair Market Value (as such term is defined in the RSU Plan) of Common Shares, at the time of grant, granted to any one individual non-employee director, in any 12-month period under the RSU Plan, shall not exceed $150,000.

Where RSUs are satisfied, terminated or expire in accordance with the RSU Plan, the Common Shares in respect of such RSUs shall thereafter revert to the RSU Plan and shall be included in the total number of RSUs available for issuance under the RSU Plan.

As of December 31, 2020, there were 1,244,159 RSUs granted and outstanding under the RSU plan, representing approximately 1.4% of the issued and outstanding Common Shares. Accordingly, as of December 31, 2020, when combined with the total number of Common Shares reserved for issuance under the Option Plan, there are approximately 407,665 unallocated RSUs available for issuance under the RSU Plan, representing approximately 0.4% of the issued and outstanding Common Shares. The Corporation’s annual burn rate, as calculated in accordance with Section 613(p) of the TSX Company Manual, under the RSU Plan was as follows:

	2020	2019	2018
Total RSUs Granted	924,210	408,495	495,110
Weighted average number of Common Shares	91,253,251	92,379,902	92,224,585
Annual burn rate(1)	1.0%	0.4%	0.5%

Notes:

(1)	The burn rate is calculated based on the total number of RSUs granted in the year divided by the weighted average number of Common Shares issued and outstanding during the year. The burn rate is subject to change, from time to time, based on changes in the components to the calculation.

A total of 247,798 Common Shares were issued pursuant to the RSU Plan during the financial year ended December 31, 2020, representing 0.3% of the total Common Shares outstanding.

Blackout Periods

If an RSU would vest within a Black-Out Period (as such term is defined in the RSU Plan) imposed by the Corporation, or which vest within five business days after a Black-Out Period ends (other than a Black-Out Period imposed due to a cease trade order), the vesting date of the RSUs shall be the earlier of the date which is (i) ten business days from the date any Black-Out Period ends, or (ii) December 31 of the calendar year in which the third anniversary of the grant date falls.

Termination of RSUs

Upon a grantee ceasing to be an Eligible Participant by reason of the retirement of the grantee or due to Disability (as such term is defined in the RSU Plan) of the grantee, all outstanding RSUs previously granted to such grantee shall continue in full force and effect, and vesting and payment in respect of such RSUs shall continue to be made in accordance with the terms thereof, subject to the provisions of the RSU Plan, as if such grantee continued to be an Eligible Participant, provided however that the grantee shall only be entitled to receive on each vesting date, the number of Common Shares equal to the number of RSUs granted multiplied by a fraction (A) the numerator of which is the number of days the grantee was an Eligible Participant of the Corporation during the applicable vesting period and (B) the denominator of which is the total number of days comprising the applicable vesting period.

Upon the grantee ceasing to be an Eligible Participant due to the death of the grantee, the grantee shall be entitled to the number of RSU’s granted (whether vested or not) multiplied by a fraction (A) the numerator of which is the number of days the grantee was an Eligible Participant during the applicable vesting period; and (B) the denominator of which is the total number of days comprising the applicable vesting period.

Upon the grantee ceasing to be an Eligible Participant due to termination not for cause, effective as of the date of the termination without cause, all unvested RSUs held by such grantee shall be terminated and all rights to receive any payment thereunder shall be forfeited by the grantee and the grantee shall not be entitled to receive any compensation in lieu thereof, provided that the RSU Plan Committee may determine in its sole discretion, prior to the date such RSUs would otherwise terminate, to extend the date upon which such securities terminate.

Upon the grantee ceasing to be an Eligible Participant due to voluntary resignation by the grantee, all RSUs previously credited to such grantee which did not vest on or prior to the last day of any notice period applicable in respect of such grantee's voluntary termination date, shall be terminated and forfeited as of the grantee's termination date (or such longer period as determined by the RSU Plan Committee in its sole discretion).

In the event of the grantee ceasing to be an Eligible Participant due to involuntary termination for cause, effective as of the date notice is given to the grantee of such termination, all unvested RSUs held by such grantee shall be terminated and forfeited.

Assignability

Except if a grantee dies, in which case Common Shares or cash shall be delivered to the grantee’s legal representative or beneficiary (as set forth in the RSU Plan), RSUs may not be transferred or assigned.

Adjustments

If the number of outstanding Common Shares changes as a result of (i) any change in the Common Shares through subdivision, consolidation, reclassification, or amalgamation or merger that is not a Change of Control or otherwise; (ii) rights being granted to Shareholders to purchase Common Shares at prices substantially below Fair Market Value; or (iii) Common Shares being converted into or exchangeable for other securities as a result of any reorganization, recapitalization, merger, consolidation or other transaction that is not a Change of Control, the RSU Plan Committee may make appropriate adjustments to the number of the RSUs outstanding which the RSU Plan Committee may, in its sole discretion (subject only to TSX approval if required), consider appropriate in the circumstances to prevent substantial dilution or enlargement of the rights thereunder.

In the event the Corporation pays a dividend on the Common Shares subsequent to the granting of a RSU, the number of Common Shares issuable pursuant to such grant of RSUs (or a cash payment in lieu of the issuance of Common Shares) shall be increased to account for the payment of such dividend.

Change of Control

If, before the vesting of a RSU in accordance with the terms thereof, a Change of Control (as defined in the RSU Plan) occurs prior to any of the vesting dates respecting a RSU, and if a grantee ceases to be an Eligible Participant either: (A) as a result of a Termination Without Cause; or (B) by the grantee for Good Reason (as such terms are defined in the RSU Plan) in either case, in connection with or within 12 months of such Change of Control all of a grantee's RSUs that have not yet vested as of such time shall vest on the date the notice of termination of employment, and payment shall be made to the grantee within 31 days of such date, or such other date as may be agreed to by Western and the grantee.

Foreign Grantees

The Corporation may, without amending the RSU Plan, modify the terms of RSUs granted to Eligible Participants who provide services to the Corporation from outside of Canada in order to comply with the applicable laws of such jurisdictions (which shall be reflected in the award agreement). In addition, the terms of the RSUs granted to grantees subject to taxation in the United States will be subject to and will be determined by taking into consideration the terms stated in Appendix A to the RSU Plan.

Amendments

The RSU Plan provides the RSU Plan Committee with the discretion to make certain amendments to the RSU Plan without the approval of Shareholders, provided that no such amendment to the RSU Plan shall cause the RSU Plan to cease to be subject to paragraph (k) of the definition of “salary deferral arrangement” as contained in the Income Tax Act (Canada).

In particular, the RSU Plan Committee may make amendments: (i) resulting in an addition to, deletion from or alteration of the RSU Plan or a RSU award that is necessary to comply with applicable law or the requirements of any regulatory authority or stock exchange; (ii) to correct or rectify any ambiguity, defective provision, error or omission in the RSU Plan or a RSU award; and (iii) any other amendment that does not require shareholder approval under paragraph 7(d) of the RSU Plan.

Shareholder approval will be required for: (i) any increase in the maximum number of Common Shares reserved for issuance under the RSU Plan; (ii) any extension of the term of an RSU award benefiting any Eligible Participant; (iii) any amendments to the RSU Plan to remove or to exceed the insider or non-employee director participation limits set forth in the RSU Plan; (iv) any change to the categories of individuals eligible to be selected for grants of RSU awards, where such change may broaden or increase the participation of insiders under the RSU Plan; (v) any amendment that would permit unit awards to be transferable or assignable other than for normal estate settlement purposes; and (vi) any amendment to the amendment provisions of the RSU Plan.

Equity Compensation Plan Information

The following table sets forth information as at December 31, 2020 with respect to the Corporation’s compensation plans under which equity securities of the Corporation are authorized for issuance.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
Option Plan	7,464,687	$0.82	407,665	(1)
RSU Plan(2)	1,244,159	N/A	407,665	(3)
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	8,708,846		407,665	(4)

Notes:

(1)	The total number of Options available as at December 31, 2020.
(2)	The maximum number of Common Shares issuable under the RSU Plan shall not exceed 5% of the aggregate number of issued and outstanding Common Shares included in the LTIP limit of 10%.
(3)	The total number of RSUs available as at December 31, 2020.
(4)	The maximum number of Common Shares issuable under the LTIPs shall not exceed 10% of the aggregate number of issued and outstanding Common Shares.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Policy 58-201 - Corporate Governance Guidelines (“NP 58-201”) establishes corporate governance guidelines which apply to all reporting issuers. Corporate Governance is the process and structure used to direct and manage the business and affairs of Western to achieve the Shareholders objectives. The Shareholders elect the directors who in turn are responsible for overseeing all aspects of the operations of Western, appointing management and ensuring that the business is managed properly, taking into account the interests of the Shareholders and other stakeholders such as employees, customers, suppliers, and the community at large. Western is required to disclose certain specified corporate governance information with reference to NP 58-201 and National Instrument 58-101 – Disclosure of Corporate Governance Practices, addressing such items as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness of education of boards. The Board of Western, through the Corporate Governance and Compensation Committee, monitors changes with respect to corporate governance practices and regulatory requirements. The following disclosure describes the corporate governance policies and initiatives developed by Western.

Committees of the Board

The Board delegates specific responsibilities to committees of the Board. The responsibilities of the committees empower the committees to advise and formulate recommendations to the Board; but, generally, do not allow the committees the authority to approve matters on behalf of the Board.

There are currently three Board committees. The table below indicates the composition of each committee.

Name	Audit	Corporate Governance & Compensation	Health, Safety & Environment
Ronald P. Mathison (Chair of the Board)	---	---	---
Alex R.N. MacAusland	---	---	✓
Donald D. Copeland	✓	✓	Chair
Lorne A. Gartner	✓	Chair	✓
John R. Rooney	Chair	✓	✓

For further details on the Audit Committee, please refer to the section entitled “Audit Committee” in Western’s annual information form for the financial year ended December 31, 2020 available under Western’s profile on SEDAR at www.sedar.com.

The Corporate Governance and Compensation Committee has the general responsibility for developing and monitoring Western’s approach to corporate governance matters and is responsible for recommending to the Board its size, composition and membership, succession planning for directors and Board committee structure. The Corporate Governance and Compensation Committee is also responsible for certain compensation matters, including compensation policy, reviewing succession planning, evaluating the CEO, reviewing and recommending to the Board the CEO’s, executive officers’ and directors’ compensation, and monitoring incentive arrangements. For further details on the Corporate Governance and Compensation Committee, please refer to the section of this Information Circular entitled “Statement of Executive Compensation – Compensation Discussion and Analysis – Corporate Governance and Compensation Committee”.

The Corporation’s Health, Safety and Environment Committee assists the Board in its oversight of health, safety and environmental issues, including the evaluation of Western’s programs, controls and reporting systems, and compliance with applicable laws, rules and regulations.

Mandates & Position Descriptions

The Board has adopted a written Board mandate that sets out the key roles and responsibilities of the Board. That mandate is attached hereto as Schedule A. The Board has also adopted a written mandate for each committee of the Board that sets out the scope of operations and key roles and responsibilities of that committee. Copies of the written mandates for each of Corporation’s committees are available on the Corporation’s website at www.wesc.ca, or a copy may also be obtained upon request to the Corporate Secretary of the Corporation at the head office of the Corporation.

Further, the Board has developed written position descriptions for the Board Chair and the chair of each Board committee. The position descriptions of the Board Chair and the chair of each Board committee are available on the Corporation’s website at www.wesc.ca. A copy may also be obtained upon request to the Corporate Secretary of the Corporation at the head office of the Corporation.

The position description of the Chair of the Board provides for the chair to provide leadership to the Board and to serve as chair at shareholders meetings. The chair also sets the agenda of all Board meetings and ensures the provision of accurate, timely and clear information to the directors. In addition, the Board Chair supervises the committee chairs. The position description of the committee chairs provides for their participation in the development of committee meeting calendars and agendas. Committee chairs preside over all committee meetings and ensure the orderly and efficient use of time in committee meetings. Committee chairs provide reports to the Board on a regular basis.

The Board has also developed a position description for the CEO, which is available on the Corporation’s website at www.wesc.ca. A copy may also be obtained upon request to the Corporate Secretary of the Corporation at the head office of the Corporation. The position description of the CEO includes the following duties and responsibilities: strategy, leadership, relationships, operations, finance, reporting to the Board and relations with Shareholders, employees and the public. In general, the management of the Corporation is empowered to operate the business on a day-to-day basis. However, any responsibility which is not delegated to either management or a committee of the Board remains with the Board. In general, all matters of policy and all actions proposed to be taken which are not in the ordinary course of business require the prior approval of the Board or of a Board committee to which approval authority has been delegated. The corporate objectives are developed by management and approved by the Board.

Independence

The Board believes that it operates in an “independent” and objective manner.

4 of 5 Directors are “Independent”

The Board is currently composed of five members: Ronald P. Mathison, Alex R.N. MacAusland, Donald D. Copeland, Lorne A. Gartner and John R. Rooney. Generally speaking, a director is “independent” if such director has no direct or indirect material relationship with Western and a “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of the director’s independent judgment. Notwithstanding the foregoing, Canadian securities legislation prescribes that certain relationships are material relationships (i.e. any director that has been an executive officer of the company within the past three years will be deemed to have a material relationship with the company and therefore not be independent). After reviewing the roles and relationships of each of the directors, the Board has determined that four out of the five current directors are independent. The only non-independent director is Alex R.N. MacAusland who also serves as President and CEO of Western. George S. Armoyan, Western’s new director nominee, is also considered independent.

Independent Chairs

The Chair of the Board and the chairs of each committee of the Board are all independent directors. The following table sets out the directors that are currently in those roles.

Role	Director	Independent
Chair of the Board	Ronald P. Mathison	✓
Chair of the Audit Committee	John R. Rooney	✓
Chair of the Corporate Governance and Compensation Committee	Lorne A. Gartner	✓
Chair of the Health, Safety & Environment Committee	Donald D. Copeland	✓

The Chair of the Board and the chair of each Board committee manage the affairs of the Board and each committee of the Board, respectively, with a view to ensuring that the Board and each Board committee functions effectively and meets its obligations and responsibilities, and lead the Board and each Board committee, respectively, in the execution of their responsibilities to security holders.

Meetings of Independent Directors

An in camera session excluding management and non-independent directors is held at every Board and committee meeting. No separate meetings solely of independent directors were held in 2020.

Stakeholder Outreach

Reaching out to stakeholders and listening to their opinions is a core value of Western. The Board encourages stakeholders to engage with appropriate company representatives on relevant matters and actively monitors stakeholder feedback.

Letters addressed to the Board, or any individual independent director, are reviewed as a group to determine if a response from the Board is appropriate. While the Board oversees management, it does not participate in the day-to-day functions and operations of Western and is not normally in the best position to respond to inquiries on those matters. Inquiries on operations or day-to-day management of Western will be directed to the appropriate personnel within Western for a response. The Board has instructed the Corporate Secretary to review all correspondence and, in his discretion, not to forward any items if they are not relevant to Western’s operations, policies and philosophies; or are not appropriate for consideration by the Board.

All inquiries will receive a written response from either the Board or management, if appropriate. The Corporate Secretary maintains a log of all correspondence addressed to members of the Board. Directors may review the log at any time and request copies of any correspondence received.

Orientation and Continuing Education

New directors are provided with information about the duties and obligations of directors, the business and operations of the Corporation, documents from recent Board meetings and discussions with senior management and other directors. Each director receives a director’s manual, which is updated as required. The directors meet regularly with management and are given periodic presentations on the business. Directors are expected to attend all scheduled Board and committee meetings in person, although attendance by telephone is permissible in appropriate circumstances. Directors are also expected to prepare thoroughly in advance of each meeting in order to actively participate in the deliberations and decisions.

The Board recognizes the importance of on-going director education and the need for each director to take personal responsibility for this process. Each director is expected to participate in continuing education programs to maintain any professional designation that they may have, and which would be considered in their nomination as a director. In addition, each director is expected to participate in programs that would be necessary to maintain a level of expertise in order to perform his or her responsibilities as a director and to provide on-going guidance and direction to management. To facilitate ongoing education of the Corporation’s directors, the Corporate Governance and Compensation Committee may: (a) periodically canvas the directors to determine their training and education needs and interests; (b) arrange ongoing visitation by directors to the Corporation’s facilities and operations; (c) arrange the funding for the attendance of directors at seminars or conferences of interest and relevance to their position as a director of the Corporation; and (d) encourage and facilitate presentations by outside experts to the Board or committees on matters of particular importance or emerging significance.

Ethical Business Conduct

The Board encourages and promotes an overall culture of ethical business conduct by promoting compliance with applicable laws, rules and regulations; providing guidance to directors, officers and employees to help them recognize and deal with ethical issues; promoting a culture of open communication, honesty and accountability; and ensuring awareness of disciplinary action for violations of ethical business conduct.

Code of Conduct, Communications Policy & Insider Trading Policy

The Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”), a copy of which is available on the Corporation’s website at www.wesc.ca. A copy may also be obtained upon request to the Corporate Secretary of the Corporation at the head office of the Corporation. The Corporate Governance and Compensation Committee has the responsibility for monitoring compliance with the Code of Ethics and also ensures that management encourages and promotes a culture of ethical business conduct. The Board has not granted any waiver of the Code of Ethics in favour of a Director or executive officer. Accordingly, no material change report has been required or filed. The Board also has a Communications Policy which regulates the manner in which material information is determined and disseminated, and an Insider Trading Policy which restricts certain trading in shares to ensure ethical conduct.

Whistleblower Policy

The Board, through the chair of the Audit Committee and Chief Executive Officer, receives reports of all alleged wrongdoing raised through Western’s anonymous Incident Reporting System (the “Incident Reporting System”), which is administered directly by an independent third-party service provider. All submissions made through the Incident Reporting System are handled confidentially by the service provider and are forwarded to Western’s designates for review and investigation as follows:

i.	the Chairman of the Audit Committee, through the Incident Reporting System, will receive reports of alleged wrongdoing relating to any theft, fraud, questionable accounting (including internal accounting controls) or auditing matters or any other financial matters; and

ii.	the Chief Executive Officer of Western, through the Incident Reporting System, will receive reports of alleged wrongdoing relating to any matter other than those financial matters described in subparagraph (i) above.

Conflicts of Interest

The Corporate Governance and Compensation Committee monitors the disclosure of conflicts of interest by directors and ensures that no director will vote or participate in a discussion on a matter, in respect of which, such director has a material interest.

Nomination of Directors

This responsibility has been assigned to the Corporate Governance and Compensation Committee which is composed entirely of independent directors. If vacancies occur on the Board, the Corporate Governance and Compensation Committee may recommend nominees to the Board. To assist the Corporate Governance and Compensation Committee with reviewing the skill set of director candidates, a skill matrix was developed that sets forth the current make-up of the Board, allowing the Corporate Governance and Compensation Committee to identify criteria that a new candidate for the Board should possess. Criteria in the skills matrix included management, board and industry experience and areas of expertise. Before making a recommendation on a new director candidate, the Chair of the Corporate Governance and Compensation Committee will meet with the candidate to discuss the candidate’s interest and ability to devote the time and commitment required to serve on the Board.

Compensation

For information on the process by which the Board determines compensation for executive officers and directors, see the sections of this Information Circular entitled “Director Compensation” and “Statement of Executive Compensation”. In 2017, the Board instituted an Incentive Compensation Clawback Policy, a copy of which is available on the Corporation’s website at www.wesc.ca. This policy grants the Board authority to direct and take action to prevent or rectify any unjust enrichment of an executive officer whom may have received incentive compensation as the result of intentional misconduct by the executive. The Corporate Governance and Compensation Committee has the mandate and responsibility to ensure that a process is in place for the annual review of the performance of individual directors, the Board as a whole and the Board committees.

Assessment

The directors are asked to complete a questionnaire which rates items such as structure and size of the Board and each committee, the knowledge and diversity of membership as well as the quality and timeliness of information received for discussion and the overall effectiveness in decision making. The anonymity of any particular submitter is maintained with the aggregate results presented to the Chair of the Corporate Governance and Compensation Committee for discussion and action if required. The results are then communicated to the full Board for discussion and recommendations as necessary.

Director Term Limits and Other Mechanisms of Board Renewal

The Board believes that issues relating to board effectiveness, board renewal and board succession planning are best addressed by a strong chair, a thoughtful governance committee and independent-thinking board members. The Board is responsible for recommending to shareholders from time to time candidates for election to the Board that together contribute the right mix of skills and expertise to the Board. To assist in making those recommendations, the Board periodically conducts both formal and informal reviews of the effectiveness of the Board and individual Board members.

The Board is concerned that imposing arbitrary and inflexible director term limits may result in Western losing valued directors at a time when Western most needs their skills, qualities and contributions, as well as their knowledge of the history and culture of the organization. Mandatory retirement ages pose the same risk and the Board does not want to lose key directors to retirement policies that seem unnecessarily arbitrary and inflexible when they force a high performing director off the Board. As a result the Board does not feel that it would be appropriate to set term limits for its directors but rather relies on the experience of its members to determine when Board renewals, Board removals and Board additions are appropriate.

Gender Diversity

The Corporate Governance and Compensation Committee is responsible for reviewing and assessing Board composition, including the identification of new candidates. The Corporate Governance and Compensation Committee will consider gender and other diversity criteria in identifying and assessing candidates to recommend for nomination or appointment to the Board. To the extent an external advisor is used to identify potential candidates, the external advisor will be instructed to use diversity in its assessment criteria and use best efforts to ensure at least one female candidate is identified.

The Board has adopted a formal diversity policy (the “Diversity Policy”) for identifying and assessing candidates for the Board. The purpose of the Diversity Policy is to balance the skills, experience and expertise on the Board, with diversity representation, including age, gender, ethnicity and geographic location. In particular, the Diversity Policy recognizes that gender diversity is a significant aspect of diversity and acknowledges the contribution that women with the right skills and experience can make to the diversity of perspectives in the boardroom.

In accordance with the Diversity Policy, on an annual basis, the Corporate Governance and Compensation Committee will (i) assess the effectiveness of the Board appointment and nomination processes at achieving the Corporation’s diversity objectives, and (ii) consider and determine measurable objectives for achieving diversity on the Board by considering, among other things, the number of women on the Board and considered for appointment or nomination.

In order to ensure the effective implementation of the Diversity Policy, as part of the annual review, the Corporate Governance and Compensation Committee will review (i) the number of women considered or brought forward for Board positions; (ii) the skills, knowledge, experience and other characteristics of female candidates to ensure such candidates are being fairly considered relative to other candidates; and (iii) the number of women on the Board and the proportion (in percentage terms) of persons on the Board who are women.

The Board believes that appropriate consideration will be given to diversity characteristics pursuant to the Diversity Policy. The Board is actively working toward identifying women whose skills and experience would be appropriate for nomination to the board over the next year. The Board has considered the current executive officer positions of the Company, as well as the makeup of other members of senior management, which includes women. Given current industry conditions and the resulting reduction in Western's work force, including among its executive officers, and the lack of a current intention to incur additional expenses by adding members to its Board, other than the addition this year of George S. Armoyan, who represents the Corporation’s largest shareholder, the Board has determined not to adopt formal targets for women in executive officer positions or on the Board at this time.

As at the date hereof, no women are members of the Board and none of the executive officers of Western are women.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As of the date hereof, no current or former director, executive officer or employee of Western is indebted to Western or its subsidiaries. Further, at no time since the beginning of the financial year ended December 31, 2020 did any director, executive officer or proposed director, or any associate of any such director or executive officer or proposed director of Western, owe any indebtedness to Western or owe any indebtedness to any other entity which is, or at any time has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Western.

MANAGEMENT CONTRACTS

Western has no management contracts or other arrangements in place where management functions are performed by a person or company other than the directors or Senior Executives of Western.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed under “Interest of Management and Others in Material Transactions” in Western’s Annual Information Form dated February 25, 2021 and filed under Western’s profile on the SEDAR website located at www.sedar.com,Western is not aware of any material interest, direct or indirect, of any informed person of Western, any proposed nominee for election as a director of Western or any associate or affiliate of any of the foregoing in any transaction that took place since the beginning of the most recently completed financial year or in any proposed or ongoing transaction of Western which has or would materially affect Western or any of its subsidiaries.

INTERESTS OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED ON

No person who has been a director or executive officer of Western at any time since the beginning of the last financial year, nor any proposed nominee for election as a director of Western, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon other than the election of directors or the appointment of auditors.

ADDITIONAL INFORMATION

Financial information is provided in Western’s consolidated financial statements and management’s discussion and analysis as at and for the years ended December 31, 2020 and 2019 and the auditors’ report thereon (the “Annual Report”), which has been mailed to those Shareholders of Western who have so requested, along with this Information Circular. The Corporation will provide to any person upon request the Annual Report. These documents can be obtained free of charge by contacting the Corporate Secretary of Western at 1700, 215 – 9th Avenue SW, Calgary, Alberta T2P 1K3 or by accessing Western’s website at www.wesc.ca. Information relating to Western can also be obtained on SEDAR under Western’s profile at www.sedar.com.

SCHEDULE “A”

WESTERN ENERGY SERVICES CORP.
(THE “CORPORATION”)

MANDATE OF THE BOARD OF DIRECTORS

Stewardship of the Corporation

1.	The Board of Directors (the “Board”) of the Corporation is responsible for the stewardship of the Corporation and for overseeing the conduct of the business of the Corporation and the activities of management, who are responsible for the day-to-day conduct of the business.

Director Obligations

2.	Each director on the Board has the responsibility to:

(a)	attend all regularly scheduled meetings of the Board and all of the committees on which they serve and to be prepared for such meetings by reviewing materials provided in advance of meetings;

(b)	act honestly and in good faith with a view to the best interests of the Corporation; and

(c)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Board Composition and Qualifications

3.	A majority of the Board will, at all times, be independent as defined in applicable securities laws and the rules or guidelines of any stock exchange upon which the shares of the Corporation are listed (“Applicable Laws”).

4.	In addition to the qualifications required by Applicable Laws, directors must have an appropriate mix of skills, knowledge and experience in business and or industry, as well as an understanding of the Corporation's principal operational and financial objectives, plans and strategies, and financial position and performance.

5.	Directors must have sufficient time to carry out their duties and not assume responsibilities that would materially interfere with, or be incompatible with, Board membership.

Board Meetings

6.	The Board is responsible to:

(a)	meet in person or by telephone conference call, at least once each quarter and as often thereafter as required to discharge the duties of the Board;

(b)	at each regularly scheduled meeting, hold in-camera sessions of the independent directors without management and non-independent directors present; and

7.	In the discharge of its responsibilities, the Board may meet with any internal personnel or external advisors in open or closed sessions, as needed or appropriate.

Board Chair and Lead Director

8.	The Board is responsible to annually select an independent director to serve as Board chair (the “Chair”) (or if the Chief Executive Officer (“CEO”) is also the Board Chair, a lead director who is an independent director) to:

(a)	provide leadership to all directors;

(b)	manage the affairs of the Board; and

(c)	ensure that the Board functions effectively in fulfillment of its duties to the Corporation.

Committees of the Board

9.	The Board discharges its responsibilities directly and through its committees. As such the Board shall:

(a)	establish such committees of the Board as are required by applicable law and as are necessary to effectively discharge the duties of the Board;

(b)	appoint directors to serve as members of each Committee on an annual basis;

(c)	appoint a chair of each Committee to:

(i)	provide leadership to the Committee;

(ii)	manage the affairs of the Committee;

(iii)	ensure that the Committee functions effectively in fulfilling its duties to the Board and the Corporation; and

(d)	develop position descriptions for the Board Chair and the chair of each committee; and

(e)	regularly receive and consider reports and recommendations of each Committee.

Supervision of Management

10.	The Board is responsible to:

(a)	select and appoint the CEO, and with the assistance of the Corporate Governance and Compensation Committee, establish the CEO's goals and objectives and evaluate CEO performance on at least an annual basis;

(b)	together with the CEO, develop a position description for the CEO which includes a description of management's responsibilities;

(c)	assist the CEO to select and appoint executive officers, establish executive officers' goals and objectives and monitor their performance on at least an annual basis;

(d)	with the assistance of the Corporate Governance and Compensation Committee, maintain and review annually a succession plan for the replacement of the CEO and the Corporation's executive officers; and

(e)	generally provide advice and guidance to management.

Governance

11.	The Board is responsible to:

(a)	annually review the mandates of the Board and each Committee, position descriptions, the code of business conduct and ethics (the “Code”) and all other policies of the Corporation (collectively the “Governance Documents”) and on the advice of the Corporate Governance and Compensation Committee either approve or require revisions to the Governance Documents;

(b)	together with the Corporate Governance and Compensation Committee, to the extent feasible, satisfy itself as to the integrity of the CEO and other executive officers, and that the CEO and other executive officers create a culture of integrity throughout the Corporation, and further, that business is conducted on behalf of the Corporation in accordance with the requirements and the spirit of the Governance Documents;

(c)	ensure that all new directors receive a comprehensive orientation and that all new directors fully understand the role of the Board and its committees, as well as the contribution individual directors are expected to make (including, in particular, the commitment of time and resources that the Corporation expects from its directors) and that all new directors also understand the nature and operation of the Corporation's business; and

(d)	provide continuing education opportunities for all directors, so that Board members may maintain or enhance their skills and abilities as directors, as well as to ensure their knowledge and understanding of the Corporation's business remains current.

Communications

12.	The Board is responsible to:

(a)	approve and maintain a process for the Corporation's stakeholders to contact the independent directors directly with concerns and questions regarding the Corporation; and

(b)	ensure the Corporation endeavors to keep its shareholders informed of its progress through an annual report, annual information form, quarterly interim reports and periodic press releases. Directors and management meet with shareholders at the Corporation's annual shareholder meeting and are available to respond to questions at that time.

Waivers and Conflicts

13.	The Board is responsible, with the assistance of the Corporate Governance and Compensation Committee, for:

(a)	monitoring compliance with the Code;

(b)	providing or denying waivers from the Code; and

(c)	disclosing departures from the Code including filing required material change reports for material departures from the Code containing:

(i)	the date of the departure(s);

(ii)	the parties involved in the departure(s);

(iii)	the reason why the Board has or has not sanctioned the departure(s); and

(iv)	any measures taken to address or remedy the departure(s).

Strategic Planning

14.	The Board has the responsibility to:

(a)	adopt a strategic planning process and approve, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risk of the businesses of the Corporation; and

(b)	approve capital and operating budgets to implement the strategic plan.

Risk Management

15.	The Board has the responsibility to:

(a)	adopt a process to identify the principal business risks of the Corporation, including environmental and social risks, and to ensure the implementation of appropriate systems, policies and procedures to manage those risks including review such risk management strategies annually; and

(b)	together with the Audit Committee, ensure policies and procedures are in place that are effective to maintain the integrity of the Corporation's:

(i)	disclosure controls and procedures (such that the Board satisfies itself as to the accurate, timely and effective communication to the Corporation's shareholders and the investment community of developments material to the Corporation);

(ii)	internal controls over financial reporting; and

(iii)	management information systems.

Financial Management

16.	The Board has the responsibility to:

(a)	review and on the advice of the Audit Committee, approve, prior to their public dissemination:

(i)	interim and annual consolidated financial statements and notes thereto;

(ii)	management's discussion and analysis of financial condition and results of operations;

(iii)	relevant sections of the Corporation's annual report, annual information form and management information circular containing financial information;

(iv)	forecasted financial information and forward-looking statements;

(v)	all press releases and other documents in which financial statements, earnings forecasts, results of operations or other financial information is disclosed; and

(b)	approve dividends and distributions, material financings, transactions affecting authorized capital or the issue and repurchase of shares and debt securities of the Corporation's, and all material divestitures and acquisitions.

Materials

17.	The Board shall have access to all books, records, facilities and personnel of the Corporation necessary for the discharge of its duties.

Advisors

18.	The Board has the power, at the expense of the Corporation, to retain, instruct, compensate and terminate independent advisors to assist the Board in the discharge of its duties.

Annual Review

19.	The Board will assess, on an annual basis, the adequacy of this Mandate of the Board.

20.	Assess, on at least an annual basis, the effectiveness of the Board, the committees of the Board and each individual director. An assessment will consider:

(a)	in the case of the Board or a committee of the Board, its mandate or charter, as applicable;

(b)	in the case of an individual director, the applicable position descriptions, as well as the competencies and skills each individual director is expected to bring to the Board; and

(c)	the opinions and recommendations of the Corporate Governance and Compensation Committee.

Ratified by the Board of Directors October 26, 2020